Exhibit 10.4

EXECUTION VERSION

LIMITED PARTNERSHIP AGREEMENT

OF

NNN OFFICE JV L.P.

A DELAWARE LIMITED PARTNERSHIP

DATED AS OF AUGUST 31, 2018

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LIMITED PARTNERSHIP AGREEMENT
OF
NNN OFFICE JV L.P.
This LIMITED PARTNERSHIP AGREEMENT OF NNN OFFICE JV L.P. (as amended from time to time in accordance herewith, this “Agreement”) is made and entered into and is effective as of August 31, 2018 (the “Effective Date”) by and among LX JV INVESTOR LLC, a Delaware limited liability company (“Investor Partner”), NLSAF LP1 LLC, a Delaware limited liability company (“LXP LP1”), and UHA LP2 LLC, a Delaware limited liability company (“LXP LP2”), each as a limited partner of the Partnership, and LXPDK GP LLC, a Delaware limited liability company (“LXP GP”), as general partner of the Partnership. Capitalized terms used herein shall have the meanings ascribed to such terms in this Agreement.
W I T N E S S E T H:
WHEREAS, NNN Office JV L.P., a Delaware limited partnership (the “Partnership”), was formed on July 19, 2018, pursuant to and in accordance with the Act;
WHEREAS, LXP GP is the only general partner of the Partnership, and Investor Partner, LXP LP1 and LXP LP2 are the only limited partners of the Partnership, in each case as of the Effective Date; and
WHEREAS, Investor Partner, LXP LP1, LXP LP2 and LXP GP desire to participate in the Partnership for the purposes described herein.
NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners agree as follows:
Section 1.Definitions. As used in this Agreement:
“Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17 101, et seq.), as amended and in effect as of the date of determination.
“Additional Capital Call” is defined in Section 4.2(a).
“Additional Capital Contributions” is defined in Section 4.2(a).
“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the applicable Fiscal Year after (i) crediting such Capital Account with any amounts that such Partner is deemed to be obligated to restore pursuant to sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, and (ii) debiting such Capital Account by the amount of the items described in sections 1.704- 1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
“Advance Contribution” is defined in Section 4.2(b).

“Advance Contributor” is defined in Section 4.2(b).
“Affiliate” means, as to any specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under Common Control with such first Person. No Partner or its Affiliates, on the one hand, shall be deemed to be an Affiliate of the Partnership or its Subsidiaries, on the other hand, or vice versa.
“Agreed Upon Value” means with respect to any real property or personal property contributed by a Partner to the Partnership in accordance herewith, the fair market value thereof (net of liabilities secured by such property that the Partnership assumes or takes subject to) in an amount determined by General Partner using such reasonable method of valuation as it may adopt and as Approved by the Non-GP Partners.
“Agreement” is defined in the preamble hereof.
“Annual Budget” means an annual budget for the Partnership in the aggregate and for each Property on an individual basis.
“Annual Business Plan” means an annual business plan, including the Annual Budget, for the Partnership in the aggregate and for each Property on an individual basis.
“Anti-Money Laundering Laws” means any applicable laws pertaining to anti-money laundering or anti-terrorism, including those arising under the Bank Secrecy Act of 1970, all as amended and in effect as of the date of determination.
“Appraisal” is defined in Section 8.1(b).
“Approve” (and any reasonable variation thereof) means the prior written consent of a Partner or other applicable Person to the matter presented, which, in the case of the Partners and their respective Affiliates, shall be in accordance with Section 14.22.
“Approved Annual Budget” means, as of the date of determination, the Annual Budget included in the Approved Annual Business Plan.
“Approved Annual Business Plan” means, as of the date of determination, the then-current Annual Business Plan, as and to the extent Approved (or deemed Approved) in accordance herewith.
“Asset Management Fee” is defined in Section 8.2(b).
“Bankruptcy Code” means Title 11 of the United States Code or any other applicable bankruptcy or insolvency statute or similar law, all as amended and in effect as of the date of determination.
“Bankruptcy/Dissolution Event” means, with respect to a Partner, (i) the entry of an Order for Relief under the Bankruptcy Code with respect to such Partner, (ii) the admission in writing by such Partner of its inability to pay its debts generally as they become due, (iii) the making by such Partner of an assignment for the benefit of creditors generally, (iv) the filing by such Partner of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the filing of an involuntary petition under the Bankruptcy Code with respect to such Partner, provided that the same shall not have been vacated, set aside or stayed within ninety (90) days after filing, (vi) an application by such Partner for the appointment of a trustee for the assets of such Partner, (vii) an involuntary petition seeking the liquidation, reorganization, arrangement or readjustment of such Partner’s debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within ninety (90) days after filing, (viii) the imposition of a judicial or statutory lien on all or a substantial part of such Partner’s assets unless such lien is discharged or vacated or the enforcement thereof is stayed within sixty (60) days after its effective date, or (ix) a dissolution or liquidation of such Partner.
“Broker” is defined in Section 8.2(a).
“Business Day” means a day other than a Saturday, Sunday or holiday recognized by banks in the State of New York.
“Buy-Sell” means a transaction under Section 11.6.
“Buy-Sell Closing Date” is defined in Section 11.6(d).
“Buy-Sell Notice” is defined in Section 11.6.
“Buy-Sell Notice Check” is defined in Section 11.6(a)(3).
“Capital Account” is defined in Section 4.6.
“Capital Contribution” means, with respect to any Partner, the aggregate amount of cash, real property or personal property contributed by such Partner to the Partnership in accordance herewith; provided that no Shortfall Loan (or interest thereon) or payment to the Partnership by a Partner in respect of its indemnification, hold harmless and defense obligations hereunder shall constitute, or be deemed to constitute, a Capital Contribution. With respect to any real property or personal property contributed by a Partner to the capital of the Partnership in accordance herewith after the Effective Date, the amount of the Capital Contribution applicable to such contribution shall be equal to the Agreed Upon Value thereof.
“Capital Demand Notice” is defined in Section 4.2(a).
“Cash Flow” means, for any period for which Cash Flow is being calculated, gross cash receipts of the Partnership (but excluding Capital Contributions), less all sums expended by the Partnership, in each case during such period. For the avoidance of doubt, for purposes of the foregoing the gross cash receipts and sums expended by the Partnership shall be determined on a consolidated basis with all Subsidiaries (to the extent of the Partnerships’ direct and indirect interests therein).
“Cause” means the occurrence of a For Cause Event.

“Certificate” means the Certificate of Limited Partnership of the Partnership, as amended as of the date of determination.
“Close Relative” means, with respect to any individual, such individual’s spouse, parents, spouse’s parents, grandparents, children, siblings, spouse’s siblings, first cousins and other close relations (e.g., where such relations are financially dependent on such individual).
“Code” means the Internal Revenue Code of 1986, including the corresponding provisions of any successor law, all as amended and in effect as of the date of determination.
“Common Control” means that two or more Persons are Controlled by the same other Person.
“Confidential Information” is defined in Section 9.
“Consent Requirement” means a requirement to obtain the consent of any Person under an agreement with the Partnership or any Subsidiary (for the avoidance of doubt, including any Fee Owner), including the consent of any tenant or counterparty under a Lease or any Lender under any documents governing any Loan.
“Contributed Properties” means the properties identified on Exhibit A as “Contributed Properties”.
“Contributing Partners” is defined in Section 4.2(c).
“Contribution Agreement” means that certain Contribution Agreement, dated as of the Effective Date, by and among Union Hills Associates, an Arizona general partnership, Net Lease Strategic Assets Fund L.P., a Delaware limited partnership, and LX JV Investor LLC, a Delaware limited liability company, as amended as of the date of determination.
“Contribution Deadline” is defined in Section 4.2(a).
“Contribution Period” is defined in Section 4.2(a).
“Control” (and any reasonable variation thereof) means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The possession, directly or indirectly, by another Person of a right to approve or consent to (or otherwise restrict) certain business or affairs of the specified Person through major decision rights or similar protective approval rights shall not, in and of itself, constitute or indicate Control, nor shall a Person be deemed not to possess Control solely because another Person possesses, directly or indirectly, such major decision rights or similar protective approval rights with respect to the specified Person.
“Covered Person” is defined in Section 13.1.
“Credit Support” is defined in Section 4.9.

“Credit Support Indemnitee” is defined in Section 13.3.
“Credit Support Indemnitor” is defined in Section 13.3.
“Depreciation” means, for each Fiscal Year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deductions for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by General Partner and Approved by the Non-GP Partners.
“Dissolution Event” is defined in Section 12.2.
“Distributable Funds” means, with respect to any applicable period, an amount equal to the Cash Flow for such period, reduced by reserves of the Partnership for anticipated capital expenditures, future working capital needs and operating expenses, contingent obligations and other purposes, the amounts of which shall be reasonably determined from time to time by General Partner. For the avoidance of doubt, for purposes of the foregoing the reserves of the Partnership shall be determined on a consolidated basis with all Subsidiaries (to the extent of the Partnerships’ direct and indirect interests therein).
“Distributions” (and any reasonable variation thereof) means the distributions made to a Partner in accordance herewith.
“DK Guarantor” is defined in Section 13.3(c).
“DK Partner Group” means Investor Partner.
“Dollars” is defined in Section 14.4.
“Effective Date” is defined in the preamble hereof.
“Emergency” means an event that reasonably requires immediate action in order to avert or mitigate (i) loss or impairment of life or personal injury at any Property, (ii) material damage to any Property, or (iii) the suspension of material utility service required for the operation of any Property.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect as of the date of determination.
“Escrow Agent” means First American Title Insurance Company, 1125 17th Street, Suite 750, Denver, Colorado 80202, Attention: John V. Miller (or such other commercially reasonable escrow agent Approved by (i) the Initiating Partner and the Non-Initiating Partner (with respect to a Forced Sale or ROFO Sale) or (ii) the Offeror and the Offeree (with respect to a Buy-Sell)).
“Exercise Period” is defined in Section 11.5.
“Facilitating Payment” means a small value payment made to a Government Official to expedite or secure the performance of routine, or non-discretionary governmental action that is ordinarily and commonly performed by a Government Official.
“Fee Owner” means any Subsidiary of the Partnership that owns fee title to, or a ground lease interest in, one (1) or more Properties.
“Fiscal Year” means each calendar year ending December 31.
“For Cause Event” means, with respect to a Partner, any of the following events, in each case except as may otherwise be Approved by any Partner in the Partner Group that does not include such Partner in their respective sole and absolute discretion:
(a)any act or omission by such Partner with respect to the Partnership or any Subsidiary that constitutes fraud, gross negligence or willful misconduct;
(b)    the occurrence of a Bankruptcy/Dissolution Event with respect to such Partner; and
(c)    criminal misconduct by such Partner, its Affiliates or their respective employees with respect to the Partnership or a Subsidiary; provided that if such misconduct is committed (a) by an employee who is not a Vice President or more senior officer (or holds a comparable position) of such Partner or its Affiliates, and (b) without the actual prior knowledge, action or knowing involvement of any Vice President or more senior officer (or similar position) of such Partner or any of its Affiliates, such misconduct may be cured if, within thirty (30) days after being notified of such event, such Partner (i) permanently removes such employee from matters related to the Partnership and replaces such employee, (ii) makes full restitution to the Partnership and the other Partner of all losses (including reasonable attorneys’ fees) caused by, in connection with or arising out of such misconduct (less any portion of such losses that has been recovered from insurance held by or for the benefit of the Partnership or any Subsidiary, and excluding from such carve out all deductibles and self-retention amounts) and (iii) promptly takes all necessary or appropriate actions with respect to such misconduct to protect the interests of the Partnership.
A Partner may contest whether a For Cause Event with respect to such Partner has occurred solely in the manner provided in Section 14.2, in which event the remedies hereunder applicable to such For Cause Event shall be stayed until resolution thereof in accordance with Section 14.2.
“Forced Sale” is defined in Section 11.5.
“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, if applicable, or any similar law of any jurisdiction where one or more of the Properties are located or where the Partnership or any Subsidiary transacts business or any other jurisdiction, if applicable, all as amended and in effect as of the date of determination.
“Fundamental Decision” means (i) any amendment, modification or termination of this Agreement, except for amendments or modifications that would not materially and disproportionately (as compared to the other Partners) diminish the rights or increase the obligations of a Partner, and only to the extent such amendments or modifications are necessary to reflect (A) the admission of any Partner in accordance with the terms of this Agreement, or (B) any other actions contemplated by this Agreement; (ii) dissolving, terminating or winding up the Partnership; (iii) taking any action that would require any Impacted Partner or one or more Affiliates of any Impacted Partner to provide any Credit Support (for the avoidance of doubt, without limiting any Credit Support provided prior to the date of the applicable For Cause Event), (iv) a merger or recapitalization of the Partnership or any of the Subsidiary(ies) (i.e., any action described in item (vi)(a) of Exhibit B), provided, for the avoidance of doubt, that the term “recapitalization” as used in this clause (iv) shall not include any action described in item (vii) of Exhibit B), (v) except as otherwise provided in Sections 8.1(c)(i) and 11.2, the admission of a Partner, (vi) taking any action described in items (i), (v), (x), (xiv) and (xviii) of Exhibit B, (vii) Approvals contemplated under the definitions of For Cause Event and Gross Asset Value and under Sections 4.2(d), 4.4, 7.6, 8.1(c)(i), 8.5, 8.6, 11.1, 11.5, 11.6, 13.3(c), 14.17, 14.19, 14.21 and 16.2, and (viii) taking any action materially inconsistent with Section 3.
“Fundamental Transaction” means the transfer or issuance of shares in any Person that holds direct or indirect interests in a Partner and in which Person shares are publicly traded, or a merger or similar transaction involving all or substantially all of the interests of any of such Person, in any case that results in a change of Control of such Partner.
“General Partner” means LXP GP, unless and until LXP GP is replaced as General Partner pursuant to and in accordance with this Agreement (after which such replacement shall be General Partner).
“Government Official” means anyone working in an official capacity for a government, government agency or instrumentality (including employees of government owned or controlled companies), public international organization or political party or any officer thereof or any candidate for office in any jurisdiction.
“Gross Asset Value” means, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows or as otherwise specifically provided herein:
(a)    the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of contribution as determined by General Partner using such reasonable method of valuation as it may adopt and as Approved by the Partners; provided, that, with respect to the Contributed Properties, the Gross Asset Value as of the Effective Date shall be as set forth in the Contribution Agreement;

(b)    in the discretion of General Partner, the Gross Asset Values of any assets of the Partnership shall be adjusted to equal their respective gross fair market values, as reasonably determined by General Partner, at the times specified in section 1.704-1(b)(2)(iv)(f) of the Regulations or at such other times as may be permitted by the Regulations;
(c)    any adjustments to the adjusted basis of the Partnership assets pursuant to section 734 or 743 of the Code shall be taken into account in determining such asset’s Gross Asset Value in a manner consistent with section 1.704-1(b)(2)(iv)(m) of the Regulations;
(d)    the Gross Asset Values of any Partnership assets Distributed to any Partner shall be the gross fair market values of such assets as reasonably determined by General Partner and Approved by the Non-GP Partners as of the date of Distribution; and
(e)    if the Gross Asset Values of any Partnership assets have been determined pursuant to clause (a), (b) or (c) of this definition, such Gross Asset Values shall thereafter be adjusted for Depreciation with respect to such assets for purposes of computing Net Income and Net Loss.
“Gross Collections” means the entire amount of all Property receipts, determined on a cash basis (without duplication and determined on a consistent basis with prior periods), from (i) tenant rentals and other sums collected pursuant to Leases (excluding security deposits relating to the Property) and other amounts collected for rental of the Property, including parking income, parking fees, facility fees and similar amounts, (ii) income from any tax, insurance, common area maintenance or other reimbursements from tenants or counterparties under Leases, (iii) proceeds from rental loss or business interruption insurance, (iv) any sums and charges collected in connection with termination of the Leases or settlement of rent claims, and (v) other miscellaneous income.
“Guarantor” means either DK Guarantor or LXP Guarantor.
“Impacted Partner” is defined in Section 8.1(c)(ii).
“Income” means the gross income of the Partnership for any month, Fiscal Year or other period, as applicable, including gains realized on the sale, exchange or other disposition of the Partnership’s assets.
“Indemnified Party” is defined in Section 13.3(b).
“Indemnifying Party” is defined in Section 13.3(b).
“Initial Capital Contribution” is defined in Section 4.1(a).
“Initiating Partner” is defined in Section 11.5.
“Interest” means, with respect to a Partner, the entire interest of such Partner in the Partnership as of the date of determination, including the right of such Partner to any and all of the benefits to which such Partner may be entitled as provided in this Agreement and the Act, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement.
“Internal Rate of Return” means the annual percentage rate that causes the present value of the aggregate Distributions to a Partner to equal the present value of such Partner’s aggregate Capital Contributions; provided, however, that for purposes of the Internal Rate of Return, (x) Capital Contributions that constitute Preferred Contributions and (y) Distributions under Section 5.1(a)(1) shall, in each case, be excluded. The Internal Rate of Return shall be calculated using the “XIRR” spreadsheet function in Microsoft Excel, where values are an array of values with Capital Contributions being negative values and Distributions being positive values and the corresponding dates in the array being the actual dates that Capital Contributions and Distributions were made.
“Investor Partner” is defined in the preamble hereof or means its successors and permitted assigns hereunder.
“LCIF” is defined in Section 16.
“Lease” means any lease, license or other written agreement for the use or occupancy of all or any portion of any Property, including any such agreement relating to any antennae or satellite or condominium interest.
“Lender” means the lender or lenders under any Loan.
“Lexington” is defined in Section 10.2.
“Limited Partner” means any Person that is as of the date of determination a limited partner of the Partnership and shown as such on the books and records of the Partnership in its capacity as a limited partner of the Partnership. For purposes of the Act, the Limited Partners shall constitute a single class, series or group of limited partners of the Partnership. As of the Effective Date, the Limited Partners are Investor Partner, LXP LP1 and LXP LP2.
“Liquidity” means, with respect to each Guarantor, as of a given date, (a) amounts that are available to be drawn upon demand by such Guarantor pursuant to a line of credit to which such Guarantor is a party, which line of credit is (i) from an institutional lender that is not subject to a bankruptcy or similar proceeding and (ii) not in default or imminent default, (b) an amount equal to one hundred percent (100%) of (i) uncalled capital commitments of such Guarantor’s investors to such Guarantor, plus distributions to such Guarantor’s investors by such Guarantor which distributions may be subject to recall, to the extent such capital commitments and/or recallable distributions are (A) payable in cash and (B) readily available to be called or recalled by such Guarantor without restriction or any other condition at any time and from time to time other than notice, less (ii) any amounts then outstanding under any lines of credit of such Guarantor secured by any such uncalled capital commitments or recallable distributions; provided further that all uncalled capital commitments or recallable distributions must be from (or recallable from) an investor that is not subject to a bankruptcy or similar proceeding and (c) all unrestricted (i) cash and (ii) any of the following: (A) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States; (B) marketable direct obligations issued by any state or territory of the United States of America or any political subdivision of any such state or territory or any public instrumentality thereof which, at the time of acquisition, has a long term unsecured debt rating of not less than “BBB” by Standard & Poor’s Corporation, “BBB” by Fitch Investors and “Baa3” by Moody’s Investors Service, Inc., and is not listed for possible down-grade in any publication of any of the foregoing rating services; (C) domestic certificates of deposit or domestic time deposits or repurchase agreements issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having a long term unsecured debt rating of not less than “BBB” by Standard & Poor’s Corporation, “BBB” by Fitch Investors and “Baa3” by Moody’s Investors Service, Inc., and not listed for possible down-grade in any publication of any of the foregoing rating services; (D) money market funds having assets under management in excess of $500,000,000; (E) any stock, shares, certificates, bonds, debentures, notes or other instrument which constitutes a “security” under the Securities Act (other than securities of any Partner or any Partner’s Affiliate) which are freely tradable on any nationally recognized securities exchange or otherwise readily marketable and liquid; (F) amounts available under lines of credit of such Guarantor; and/or (G) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (G) (1) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (2) if rated by Standard & Poor’s Corporation, must not have any qualifier affixed to their rating, (3) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (4) must not be subject to liquidation prior to their maturity and (5) must have maturities of not more than 365 days.
“Loan” means any loan to the Partnership or its Subsidiaries that is outstanding as of the date of determination.
“Lock-Out Date” means the date that is one (1) year following the Effective Date.
“Loss” means the aggregate of losses, deductions and expenses of the Partnership for any month, Fiscal Year or other period, as applicable, including losses realized on the sale, exchange or other disposition of the Partnership’s assets.
“LXP GP” is defined in the preamble hereof or means its successors and permitted assigns hereunder (but, for the avoidance of doubt, not including a Replacement General Partner).
“LXP Guarantor” is defined in Section 13.3(c).
“LXP LP1” is defined in the preamble hereof or means its successors and permitted assigns hereunder.

“LXP LP2” is defined in the preamble hereof or means its successors and permitted assigns hereunder.
“LXP Partner Group” means the LXP Partners.
“LXP Partners” means, individually or collectively as the context requires, LXP LP1, LXP LP2 and LXP GP.
“Major Decisions” is defined in Section 8.1(a).
“ML Claim” is defined in Section 16.2.
“Negotiation Period” is defined in Section 14.21.
“Negotiation Notice” is defined in Section 14.21.
“Net Income” and “Net Loss” mean, respectively, for each Fiscal Year or other period, the Partnership’s taxable income or loss for such Fiscal Year or other period, determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to section 703(a)(1) of the Code shall be included in taxable income or loss), adjusted as follows:
(a)    any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;
(b)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;
(c)    any items that are specially allocated pursuant to Section 6.2 shall not be taken into account in computing Net Income or Net Loss;
(d)    any expenditures of the Partnership described in section 705(a)(2)(B) of the Code (or treated as such under section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss shall be deducted from such taxable income or loss;
(e)    in the event the Gross Asset Value of any Partnership asset is adjusted in accordance with clause (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
(f)    gain or loss resulting from any disposition of any Partnership asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding the fact that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(g)    an allocation of the Partnership’s Net Income or Net Loss to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss and deduction that has been taken into account in computing such Net Income or Net Loss except as otherwise required by law.
“Net Operating Income” means the amount by which Gross Collections exceed Operating Costs (without regard to amounts incurred for interest or other payments under monetary obligations, income taxes or reserves).
“Net Worth” means, with respect to each Guarantor, as of a given date (exclusive of the value of such Guarantor’s indirect interest in the assets of the Partnership), the sum of (a) all amounts that would be included under net assets (the result of total assets minus total liabilities) on the consolidated statement of net assets of such Guarantor and its consolidated subsidiaries at such date, determined pursuant to the fair value basis of accounting in conformity with GAAP, including, without limitation, with respect to such Guarantor and its consolidated subsidiaries, one hundred percent (100%) of the amount of (i) uncalled capital commitments of such Guarantor’s investors to such Guarantor, all distributions to such Guarantor’s investors by such Guarantor which may be subject to recall, and all lines of credit available to such Guarantor, which capital commitments, recallable distributions or lines of credit are (A) payable in cash and (B) readily available to be called or recalled by such Guarantor without restriction or any other condition at any time and from time to time other than notice, less (ii) any amounts then outstanding under any lines of credit of Guarantor secured by any such uncalled capital commitments or recallable distributions; provided further that all uncalled capital commitments and recallable distributions must be from (or recallable from) an investor that is not subject to a bankruptcy or similar proceeding.
“Non-Contributing Partner” is defined in Section 4.2(c).
“Non-GP Partner” means all of the Partners other than General Partner.
“Non-Initiating Partner” is defined in Section 11.5.
“Non-Initiating Partner Group” is defined in Section 11.5.
“Non-Recourse Guaranty” means any customary non-recourse carve-out guaranty required by a Lender in connection with a Loan.
“Nonrecourse Deduction” has the meaning given such term in section 1.704-2(b)(1) of the Regulations.
“Nonrecourse Liability” has the meaning given such term in section 1.704-2(b)(3) of the Regulations.
“Notice” is defined in Section 14.1.
“OFAC” means the United States Treasury’s Office of Foreign Assets Control.
“Offer Notice” is defined in Section 11.5.

“Offeree” is defined in Section 11.6.
“Offeree Notice” is defined in Section 11.6(c).
“Offeree Notice Check” is defined in Section 11.6(c).
“Offeror” is defined in Section 11.6.
“Operating Costs” means, with respect to each Fiscal Year, the sum of (without duplication and determined on a consistent basis with prior periods): (i) all cash expenditures of the Partnership for costs and expenses, including: payments of interest or other monetary obligations; accounting, legal and auditing fees; taxes payable by the Partnership (to the extent not attributable to a particular Partner); public or private utility charges; sales, use, payroll taxes and withholding taxes related thereto (to the extent no attributable to a particular Partner); and all other advertising, management, leasing, government approval and other operating costs and expenses actually paid by the Partnership during such Fiscal Year; plus (ii) such reserves established from time to time in respect of such Fiscal Year in accordance with the Approved Annual Budget or as otherwise reasonably determined by General Partner for Partnership expenditures.
“Option Event” means a Forced Sale, a ROFO Sale or a Buy-Sell.
“Option Notice” means an Offer Notice or a Buy-Sell Notice.
“Owner’s Affidavit” is defined in Section 16.1.
“Owner’s Title Policies” is defined in Section 16.1.
“Partner” and “Partners” means, individually or collectively as the context requires, Investor Partner, LXP LP1, LXP LP2, LXP GP and any other Person admitted to the Partnership pursuant to this Agreement.
“Partner Group” means, individually or collectively as the context requires, DK Partner Group or LXP Partner Group.
“Partner in Question” is defined in Section 14.13.
“Partner Minimum Gain” has the meaning given the term “partner nonrecourse debt minimum gain” as defined in section 1.704-2(i)(2) of the Regulations.
“Partner Nonrecourse Debt” has the meaning given the term “partner nonrecourse debt” in section 1.704-2(b)(4) of the Regulations.
“Partner Nonrecourse Deductions” has the meaning given the term “partner nonrecourse deductions” in section 1.704-2(i) of the Regulations.
“Partnership” is defined in the Recitals.

“Partnership Audit Procedures” means Subchapter C of Chapter 63 of Subtitle F of the Code, as modified by section 1101 of the Bipartisan Budget Act of 2015, Public Law Number 114-74 and any successor statute thereto or Regulations promulgated or official guidance issued thereunder (or any comparable provision of foreign, state or local income tax laws, and any corresponding or similar provision of any succeeding income tax law).
“Partnership Minimum Gain” has the meaning given the term “partnership minimum gain” in sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.
“Partnership Representative” is defined in Section 7.3(a).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 and the regulations issued thereunder, all as amended and in effect as of the date of determination.
“Percentage Interest” means, with respect to a Partner, the number, expressed as a percentage, determined by dividing the aggregate amount of such Partner’s Capital Contributions by the aggregate amount of all Partners’ Capital Contributions. For purposes of calculating the foregoing, Capital Contributions that constitute Preferred Contributions shall be excluded. A Partner’s “Percentage Interest” of an amount or liability means such amount, or the amount of such liability, as the case may be, multiplied by such Partner’s Percentage Interest.
“Performance Standard” means the standard of care required of prudent and experienced third-party asset managers in accordance with customary industry standards performing similar functions with respect to similar investments as those made by the Partnership in accordance herewith, subject in all cases to the availability of Partnership funds.
“Permitted Expenses” means: (i) with respect to each line item in the Approved Annual Budget (for the avoidance of doubt, for any line item for the Partnership in the aggregate and for any line item for a Property on an individual basis), any expenditure that, together with all Permitted Expenses that the Partnership has made in respect of such line item in the same Fiscal Year (excluding any such Permitted Expenses that a third party or insurer has reimbursed), would not exceed the greater of (A) an amount equal to one hundred five percent (105%) of the amount of such line item or (B) Twenty Thousand Dollars ($20,000); (ii) expenditures that General Partner determines in accordance with the Performance Standard are necessary in order to avoid or mitigate an Emergency; (iii) expenditures for any other obligation of the Partnership or its Subsidiaries Approved by all of the Partners in their respective sole and absolute discretion (for the avoidance of doubt, subject to Section 8.1(c)(ii)); (iv) amounts due and payable by the Partnership in respect of the Partnership’s indemnification obligations under Section 13.2; (v) amounts necessary to pay judgments or liens against the Partnership, any of the Properties or any of the Subsidiaries that, in each case, (A) together with all Permitted Expenses that the Partnership has made in respect of this clause (v) in the same Fiscal Year (excluding any such Permitted Expenses that a third party or insurer has reimbursed), would not exceed Five Hundred Thousand Dollars ($500,000), and (B) have been fully adjudicated; (vi) all reasonable and customary costs and expenses of any third party retained in connection with the operation of the Properties and the Partnership or Subsidiary(ies) (so long as such third party was not retained in violation of this Agreement); (vii) all costs and expenses due and payable under any Lease, Loan or other document or instrument encumbering a Property (so long as the relevant instruments or agreements were not entered into in violation of this Agreement); (viii) any reasonable costs or expenses incurred in implementing a Major Decision (not including any Partner’s overhead or employee costs), provided that all of the Partners have Approved such Major Decision (for the avoidance of doubt, subject to Section 8.1(c)(ii)), to the extent such costs and expenses are not otherwise already included in the Approved Annual Business Plan; (ix) reasonable costs and expenses incurred in connection with the formation, organization and/or initial capitalization of the Partnership or Subsidiary(ies), not including any Partner’s overhead or employee costs; (x) amounts for real estate or personal property taxes for any Property; and (xi) other costs and expenses of the Partnership expressly set forth in this Agreement.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other legal entity.
“Preferred Contribution” is defined in Section 4.2(d).
“Preferred Return Amount” means, with respect to a Partner as of the date of determination, an aggregate amount, computed like interest at the rate of fifteen percent (15%) per annum, compounded quarterly, on the outstanding balance from time to time of such Partner’s Undistributed Preferred Contributions, reduced by Distributions made to such Partner since the Effective Date under Section 5.1(a)(1)(x).
“Prior Notice” is defined in Section 11.7(a).
“Priority Event” is defined in Section 11.7(a).
“Pro Rata Share” is defined in Section 4.2(a).
“Prohibited Person” means any Person that is: (i) the subject or target of any Sanctions; (ii) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons”; or (iii) owned or Controlled by any such Person or Persons described in the foregoing clause (i) or clause (ii).
“Property” means, whether individually or collectively, all right, title and interest in and to each real property owned by the Partnership or any Subsidiary as of the date of determination. As of the Effective Date, such real property is identified on Exhibit A.
“Property Manager” is defined in Section 8.2(a).
“Purchase Agreement” means, individually or collectively as the context requires, those certain Purchase and Sale Agreements, each by and among Lexington, Lepercq Corporate Income Fund L.P., a Delaware limited partnership, and Investor Partner, dated as of the Effective Date, as amended as of the date of determination.
“Purchase/Redemption Price” means One Hundred Dollars ($100).

“Purchase Price” is defined in Section 11.6(b).
“Purchaser” is defined in Section 11.6(d).
“Pursuer” is defined in Section 9.
“REIT” is defined in Section 10.2.
“Receiving Person” is defined in Section 9.
“Reconciliation Statement” shall have the meaning provided on Exhibit C “Records” is defined in Section 7.1.
“Regulations” means the Treasury Regulations promulgated pursuant to the Code, including the corresponding provisions of any successor regulations, all as amended and in effect as of the date of determination.
“Regulatory Allocations” is defined in Section 6.2(h).
“Removal Date” is defined in Section 8.1(c)(i).
“Removal Notice” is defined in Section 8.1(c)(i).
“Removing Partner” is defined in Section 8.1(c)(i).
“Replacement General Partner” is defined in Section 8.1(c)(i).
“Required Capital” is defined in Section 4.2(a).
“Risk Based Audit” is defined in Section 7.1.
“ROFO Default” is defined in Section 11.5(b).
“ROFO Deposit” is defined in Section 11.5.
“ROFO Election” is defined in Section 11.5.
“ROFO Purchaser” is defined in Section 11.5.
“ROFO Sale” is defined in Section 11.5.
“ROFO Seller” is defined in Section 11.5.
“Sale Price” is defined in Section 11.5.
“Sale Right” means any option, right of first offer, right of first refusal or similar right to purchase a Property in favor of any Person, including any such right of a tenant or a counterparty under a Lease.

“Sanctioned Jurisdiction” means, as of the date of determination, a country, territory or geographical region that is the subject or target of any Sanctions (as of the Effective Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctions” means, as of the date of determination, economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced by U.S. governmental authorities (including OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant governmental authorities.
“Securities Act” means the Securities Act of 1933, as amended and in effect as of the date of determination.
“Seller” is defined in Section 11.6(e).
“Shortfall Amount” is defined in Section 4.2(c).
“Shortfall Deadline” is defined in Section 4.2(c).
“Shortfall Loan” is defined in Section 4.2(d).
“Shortfall Loan Rate” is defined in Section 4.2(e).
“Shortfall Loan Return” means, as of the date of determination, all accrued and unpaid interest on a Shortfall Loan in accordance with this Agreement.
“Sold Properties” means the properties identified on Exhibit A as “Sold Properties”.
“Specified Valuation Amount” is defined in Section 11.6(a)(2).
“Subject Property” is defined in Section 11.5.
“Subsidiary” means any Person of which fifty percent (50%) or more is owned, directly or indirectly, by the Partnership.
“Tax Contest” means any inquiries, claims, assessments, audits, controversies or similar events conducted by any Taxing Authority.
“Taxing Authority” is defined in Section 6.4.
“Title Company” is defined in Section 16.
“Transfer” (and any reasonable variation thereof) means (i) as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, voluntary or involuntary, by operation of law or otherwise, and (ii) as a verb, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise.

“Undistributed Preferred Contributions” means, with respect to a Partner as of the date of determination: (a) the sum of the Preferred Contributions made by such Partner since the Effective Date; reduced (but not below zero) by (b) the Distributions to such Partner since the Effective Date pursuant to Section 5.1(a)(1)(y).
Section 2.    Organization of the Partnership.
2.1    Name. The name of the Partnership shall be “NNN Office JV L.P.”. The business and affairs of the Partnership shall be conducted under such name or such other name as, in the reasonable determination of General Partner, may be or become necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Partnership may elect to do business or otherwise necessary or desirable, so long as concurrently with or promptly following any such change, notice thereof shall be given to each Partner, which notice shall include an explanation of the reason(s) for such change.
2.2    Place of Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808-1674 in New Castle County. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808-1674 in New Castle County. General Partner may at any time on five (5) days’ prior notice to all other Partners change the location of the Partnership’s registered office or change the registered agent.
2.3    Principal Office. The principal address of the Partnership shall be One Penn Plaza, Suite 4015, New York, NY 10119-4015 or at such other place as may be reasonably determined by General Partner from time to time so long as concurrently with or promptly following any such change, notice thereof shall be given to each Partner, which notice shall include an explanation of the reason(s) for such change.
2.4    Filings. On or before the Effective Date, an authorized person within the meaning of the Act shall have duly filed or caused to be filed the Certificate with the office of the Secretary of State of Delaware in accordance with the Act. General Partner shall amend the Certificate whenever, and within the time periods, required by the Act, or otherwise when reasonably determined to be necessary by General Partner from time to time, so long as concurrently with or promptly following any such change, notice thereof shall be given to each Partner, which notice shall include an explanation of the reason(s) for such amendment. Further, on or before the Effective Date, General Partner shall have arranged for the qualification of the Partnership to transact business in each jurisdiction in which such qualification is necessary to carry out the purposes of the Partnership. The Partners hereby ratify any such filing and qualification. General Partner shall use its commercially reasonable efforts to take such other actions as may be reasonably necessary in accordance with the Performance Standard to perfect and maintain the status of the Partnership as a limited partnership in good standing under the laws of Delaware and its qualification to transact business as a foreign limited partnership and its good standing in each jurisdiction in which such qualification is necessary to carry out the purposes of the Partnership. Notwithstanding anything to the contrary, the Partnership shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Partners under the Act or this Agreement.

2.5    Term. The Partnership shall continue in existence from the Effective Date until the Partnership is dissolved as provided in Section 12.
2.6    Expenses of the Partnership; Reimbursement. Except as provided elsewhere in this Agreement or in agreements entered into between the Partnership or a Subsidiary and a Partner or its Affiliate, none of the Partners (or their respective Affiliates) shall be paid any compensation by the Partnership or its Subsidiaries for rendering services to the Partnership or its Subsidiaries. Except as otherwise provided in this Agreement and except for any costs to be borne by any third party under any agreement with the Partnership or its Subsidiaries, the Partners intend that the Partnership and its Subsidiaries shall be responsible for paying, and shall themselves pay, all direct costs and expenses related to the business and affairs of the Partnership and its Subsidiaries.
2.7    Purchase Agreement and Contribution Agreement. The Partners hereby Approve and ratify (i) the assumption by the Partnership on the Effective Date of the Purchase Agreement and the Contribution Agreement, (ii) the acquisition, directly or indirectly, on the Effective Date of the Fee Owners of the Contributed Properties under the Contribution Agreement and of the Fee Owners of the Sold Properties under the Purchase Agreement, (iii) the Loans from Bank of America in the aggregate amount of Three Hundred Eighty Two Million Eight Hundred Thousand Dollars ($372,800,000) obtained by the Partnership and/or its Subsidiaries on the Effective Date with respect to the Properties and (iv) the assumption of Loans by the Partnership and/or its Subsidiaries on the Effective Date with respect to certain Properties.
Section 3.    Purpose; Powers. The nature of the business to be conducted or promoted by the Partnership shall be solely to, directly or indirectly through one or more Subsidiaries or Property Managers, Brokers or other professionals engaged by the Partnership or the Subsidiaries in accordance with the terms hereof, (i) own, hold, administer and otherwise deal with the Partnership’s interest in the Subsidiaries, (ii) acquire the Fee Owners of the Contributed Properties under the Contribution Agreement and the Fee Owners of the Sold Properties under the Purchase Agreement and cause each Fee Owner to acquire, own, hold, develop, redevelop, construct, operate, manage, lease, license, improve, renovate, repair, alter, finance, refinance, encumber, sell, exchange or otherwise deal with and dispose of the applicable Property and any portion thereof, (iii) oversee and conduct the operation, management, leasing, improvement, renovation, repair, alteration and other activities of the Property and (iv) engage in any and all activities necessary, appropriate, advisable or incidental to and in connection with any of the foregoing. Subject to the terms and conditions hereof, the Partnership and General Partner on behalf of the Partnership (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in herein and (ii) shall have and exercise all of the powers and rights conferred upon limited partnerships formed pursuant to the Act.
4.1    Initial Capital Contributions; Tax Characterization.
(a)    On the Effective Date, each Partner made a Capital Contribution in the amount set forth in an Approval executed by the Partners contemporaneously herewith (each, its “Initial Capital Contribution”).

(b)    The Partners agree and acknowledge that for federal income tax purposes (and applicable state and local tax purposes) (i) the LXP Partners’ Initial Capital Contributions of the Fee Owners of the Contributed Properties under the Contribution Agreement are intended to qualify as tax-free contributions governed by section 721 of the Code and (ii) the Fee Owners of the Sold Properties acquired under the Purchase Agreement are purchases by the Partnership from an Affiliate of General Partner in a taxable transaction intended to be governed by section 1001 of the Code.
4.2    Additional Capital Contributions.
(a)    General Partner shall in accordance with the Performance Standard from time to time call for “Additional Capital Contributions” from each Partner in the aggregate amount required to fund the timely payment of Permitted Expenses for which the Partnership is not reasonably expected to have sufficient cash available (the “Required Capital”). Investor Partner may (but shall not be required to) in accordance with the Performance Standard call for Additional Capital Contributions if (i) General Partner fails to timely call for Additional Capital Contributions as required under this Agreement, (ii) Investor Partner has delivered notice of such failure (which notice shall include an explanation of why such Additional Capital Contributions are required) to General Partner and (iii) General Partner has not called for such Additional Capital Contributions within five (5) days following General Partner’s receipt of such notice. Each call for Additional Capital Contributions pursuant to this Section 4.2 shall be an “Additional Capital Call” and shall be made by delivery of notice therefor to all other Partners (each, a “Capital Demand Notice”). Each Capital Demand Notice shall provide such details regarding the relevant Additional Capital Call as may be appropriate, including (in any event) the Permitted Expense(s) for which the Additional Capital Call is made, the amount of the Required Capital and each Partner’s pro rata share (based upon its Percentage Interest) of the Required Capital (with respect to each Partner, its “Pro Rata Share”). Each Partner shall contribute its Pro Rata Share in cash by wire transfer of funds to the Partnership account(s) designated in the Capital Demand Notice on or prior to the date that is fifteen (15) Business Days after receipt of the Capital Demand Notice or prior to such later date as is set forth in the Capital Demand Notice (the “Contribution Deadline”). Each period beginning when the Partners receive a Capital Demand Notice and ending on the date of the Contribution Deadline shall be a “Contribution Period”.
(b)    During any Contribution Period, the Partner that delivered the Capital Demand Notice initiating such Contribution Period may (but shall not be required to) unilaterally (and/or together with its Affiliated Partners) make any or all of the applicable Additional Capital Contributions as it determines, in accordance with the Performance Standard, that the Partnership must receive prior to the applicable Contribution Deadline in order to avoid a default by, additional costs to or other material adverse effects on the Partnership, any Subsidiary or any Property. Each Additional Capital Contribution pursuant to the foregoing sentence shall be an “Advance Contribution” and each Partner that made such Advance Contribution shall be an “Advance Contributor”. With respect to any Advance Contribution, the following provisions shall apply:

(1)
if, as of the applicable Contribution Deadline, all Partners have made their Additional Capital Contributions, the Partnership shall repay to each Advance Contributor, without interest, from the first available source of funds therefor (including the Additional Capital Contributions), an amount equal to (x) the amount of such Partner’s Advance Contribution less (y) such Partner’s Pro Rata Share; or

(2)
if, as of the applicable Shortfall Deadline, any Partner that is not an Advance Contributor has failed to make its Additional Capital Contribution, then each Advance Contributor may elect by notice to the other Partners given within five (5) Business Days following the Shortfall Deadline to (A) treat the portion of the Advance Contribution equal to such Advance Contributor’s Pro Rata Share as such Advance Contributor’s Capital Contribution and treat the remainder of such Advance Contribution (less any amount reimbursed (or available to be reimbursed) as a Shortfall Loan made as of the Shortfall Deadline by the Advance Contributor to each Partner that failed to make its Additional Capital Contribution, in accordance with Section 4.2(d), or (B) be refunded the Advance Contribution (x) in full (or, to the extent then utilized, repaid from the first available source of funds therefor) or (y) to the extent in excess of such Advance Contributor’s Pro Rata Share and to treat such Advance Contributor’s Pro Rata Share as a Preferred Contribution.

(c)    In the event that a Partner fails to make its Pro Rata Share on or before the Contribution Deadline, then: (i) General Partner shall promptly provide notice to all other Partners of such failure (provided, however, that General Partner shall not be required to provide such notice to any Partners that are Affiliates of General Partner and General Partner and such Affiliates shall be deemed to have received such notice as of the Contribution Deadline); and (ii) if such Partner’s failure (A) continues for a period of five (5) Business Days after such Partner receives (or is deemed to have received) notice thereof (the “Shortfall Deadline”), then such Partner shall be a “Non-Contributing Partner”, the Partners that made such Additional Capital Contributions shall be the “Contributing Partners” and the amount of the failed contribution shall be the “Shortfall Amount”, or (B) is cured prior to the Shortfall Deadline, such Partner shall be deemed to have made the relevant Additional Capital Contribution as of the applicable Contribution Deadline.
(d)    A Contributing Partner may (but shall not be required to) as its sole remedy elect by notice to the other Partners given within five (5) Business Days following the Shortfall Deadline to: (1) advance to the Partnership on behalf of, and as a loan to, the Non-Contributing Partner, an amount equal to the Shortfall Amount (each such loan, a “Shortfall Loan”); (2) receive a refund of its Additional Capital Contribution; or (3) treat its Additional Capital Contribution as a priority preferred Capital Contribution (a “Preferred Contribution”). If any Partner in a Partner Group elects to make a Shortfall Loan, then all

Partners in such Partner Group shall be deemed to have elected to make a Shortfall Loan. The aggregate amount of all Shortfall Loans made by all Contributing Partners must be equal to the aggregate amount of all Shortfall Amounts, in each case with respect to the applicable Additional Capital Call. If there is more than one Contributing Partner that elects to make a Shortfall Loan, then each such Contributing Partner’s Shortfall Loan shall be made in proportion to such Contributing Partners’ Percentage Interests (or in such other proportion as they may Approve in their respective sole discretion). If the Contributing Partner(s) elect in accordance with the foregoing to make a Shortfall Loan, such Shortfall Loan shall be advanced to the Partnership within fifteen (15) Business Days following the Contribution Deadline. The failure to timely make such election or to timely make such Shortfall Loan shall be deemed to be an election under clause (2). Upon a Contributing Partner’s election (or deemed election) under clause (2), General Partner shall promptly refund each Contributing Partner’s Additional Capital Contribution. Notwithstanding anything to the contrary, if a Contributing Partner and Non-Contributing Partner with respect an Additional Capital Call belong to the same Partner Group and any Contributing Partner in the other Partner Group makes a Shortfall Loan, then such Contributing Partner shall not be permitted to exercise (or be deemed to exercise) any of the remedies set forth above, including the right to receive a refund of its Additional Capital Contribution under clause (2).
(e)    In the event of a Shortfall Loan, the Capital Account of the Non-Contributing Partner shall be credited with the amount of the Shortfall Loan made by the Contributing Partner(s) and the aggregate amount of the Shortfall Loan made by the Contributing Partner(s) shall be treated as a loan to the Non-Contributing Partner and shall constitute a debt owed by the Non-Contributing Partner to the Contributing Partner(s). Any Shortfall Loan shall bear interest at the rate of fifteen percent (15%) per annum, compounded quarterly, but in no event in excess of the highest rate permitted by applicable laws (the “Shortfall Loan Rate”), and shall be payable by the Non-Contributing Partner as provided in Section 5.2. Interest on a Shortfall Loan, to the extent unpaid, shall accrue and compound on a quarterly basis. A Shortfall Loan shall be prepayable, in whole or in part, at any time or from time to time, together with all interest accrued thereon, without penalty. Any such Shortfall Loans shall be with full recourse to the Non-Contributing Partner and shall be secured by the Non-Contributing Partner’s Interest, including such Non-Contributing Partner’s right to Distributions. For the avoidance of doubt, “full recourse” to a Partner shall mean recourse solely to such Partner and not to any of its Affiliates. In furtherance thereof, upon the making of such Shortfall Loan, the Non-Contributing Partner hereby pledges, assigns and grants a security interest in its Interest to the Contributing Partner(s) and agrees to execute such documents and statements reasonably requested by the Contributing Partner(s) to further evidence and secure such security interest; provided however, that such security interest may be foreclosed upon only in the event that during the period in which a Shortfall Loan is outstanding, Distributions are paid to the Non-Contributing Partner prior to payment in full of all amounts (including interest) owed under the Shortfall Loan. Payments on a Shortfall Loan shall be applied first to payment of any Shortfall Loan Return with respect to such Shortfall Loan and then to principal due under such Shortfall Loan until all amounts due thereunder are paid in full. At the request of the Contributing Partner, the borrower under a Shortfall Loan shall execute and deliver a negotiable promissory note in the amount of such Shortfall Loan payable to the Contributing Partner in a form reasonably required by the Contributing Partner no later than fifteen (15) days after such request is made.
4.3    Percentage Interest. Percentage Interests shall not be adjusted by Distributions made (or deemed made) to a Partner, nor by reason of any Shortfall Loan or Preferred Contribution.
4.4    Return of Capital Contribution. Except as Approved by the Partners in their respective sole and absolute discretion, no Partner shall have any right to withdraw or make a demand for withdrawal of the balance reflected in such Partner’s Capital Account (as determined in accordance with Section 4.6) until the full and complete winding up and liquidation of the business of the Partnership; provided however, that nothing contained in this Section 4.4 shall preclude a Partner from (i) receiving Distributions in accordance with Section 5.1 or (ii) exercising its rights pursuant to Section 11.5 or Section 11.6.
4.5    No Interest on Capital. Interest earned on Partnership funds shall inure solely to the benefit of the Partnership, and no interest shall be paid upon any Capital Contributions or upon any undistributed or reinvested income or profits of the Partnership.
4.6    Capital Accounts. “Capital Account” means a book account that shall be maintained by the Partnership in accordance with the following provisions for each Partner:
(a)    To each Partner’s Capital Account there shall be credited (i) the amount of cash contributed by such Partner, (ii) the initial Gross Asset Value of any other asset contributed by such Partner to the capital of the Partnership (net of liabilities secured by such asset that the Partnership assumes or takes subject to), (iii) such Partner’s distributive share of Net Income, (iv) the amount of any of the liabilities of the Partnership assumed by such Partner and (v) any other items in the nature of income or gain that are allocated to such Partner; and
(b)    To each Partner’s Capital Account there shall be debited (i) the amount of cash Distributed to such Partner, (ii) the Gross Asset Value of any of property Distributed to such Partner pursuant to any provision of this Agreement (net of liabilities secured by such property that such Partner assumes or takes subject to), (iii) such Partner’s distributive share of Net Losses and (iv) any other items in the nature of expenses or losses that are allocated to such Partner.
(c)    No Partner shall be required to restore any negative balance in its Capital Account. In the event that a Partner’s Interest or portion thereof is Transferred within the meaning of section 1.704-1(b)(2)(iv)(l) of the Regulations, the transferee shall succeed to the Capital Account of such Partner to the extent that it relates to the Interest or portion thereof so Transferred.
(d)    The Capital Account of each Partner shall be adjusted to reflect any adjustment to the Gross Asset Values of the Partnership’s assets under clause (c) of the definition of Gross Asset Value.

(e)    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with the Regulations.
(f)    The Capital Account of each Partner as of the Effective Date shall be an amount equal to such Partner’s Initial Capital Contribution.
4.7    New Partners. Except as otherwise provided in Sections 8.1(c)(i) and 11.3 (with respect to a Transfer permitted under Section 11.2), no Person shall be admitted as a Partner without the Approval of the Partners in their respective sole and absolute discretion.
4.8    Capital Contributions by LXP Partners. Nothing in this Agreement shall limit the ability of any LXP Partner to make an Additional Capital Contribution that otherwise is required to be made by any other LXP Partner. If any LXP Partner makes an Additional Capital Contribution that otherwise is required to be made by any other LXP Partner by the Contribution Deadline, any LXP Partner shall instruct the Partnership as to how (and if) they would like to adjust the Percentage Interests of the LXP Partners as between such LXP Partners as a result thereof; provided that such Percentage Interests in the aggregate shall not exceed the Percentage Interests that such LXP Partners would have had in the aggregate if such LXP Partners each funded their share of such Additional Capital Contribution and, provided, further, that absent such instruction or in the event of conflicting instructions, such LXP Partners shall be treated as having funded their respective Percentage Interests of such Additional Capital Contribution and shall be deemed to have entered into a transaction between themselves and not involving the Partnership or any of the other Partners in order to provide the other with the funds to make such Additional Capital Contribution.
4.9    Credit Support. To the extent that a Lender, governmental authority or other third party requires any surety bonds, letters of credit, guarantees, indemnifications or other credit support from a Person other than the Partnership or a Subsidiary with respect to the obligations of the Partnership or a Subsidiary (“Credit Support”), then (following Approval thereof as a Major Decision, if, and only if, such Approval is required under this Agreement), each of the Partners shall provide (or cause a creditworthy Affiliate Approved by the other Partners to provide) such Credit Support (on a joint and several or on a several basis, depending on the terms required by the Lender, governmental authority or third person); provided, however, that General Partner shall provide (or cause a creditworthy Affiliate to provide) any Non-Recourse Guaranty. Approval by a Partner of any financing that requires any Credit Support from such Partner (or its Affiliate) shall constitute a commitment of such Partner to provide (or cause its Affiliate to provide) such Credit Support. Any Credit Support that is provided by a Partner (or its creditworthy Affiliate) on a several basis shall be provided in an amount equal to such Partner’s Percentage Interest multiplied by the required amount of such Credit Support (provided that the LXP Partners shall have the right to allocate amongst themselves their collective share of such Credit Support). The Credit Support in effect as of the Effective Date is as set forth on Exhibit D.

Section 5.    Distributions.
5.1    Distribution of Distributable Funds.
(a)    General Partner shall cause the Partnership to, as soon as reasonably practical as determined by General Partner in accordance with the Performance Standard (and in any event, no less frequently than quarterly), make Distributions of Distributable Funds to the Partners in the following order of priority:

(1)
First, (x) to the Partners that have an accrued and unpaid Preferred Return Amount, pari passu and pro rata in proportion to their aggregate accrued and unpaid Preferred Return Amounts, until the accrued and unpaid Preferred Return Amount of each Partner is reduced to zero; and thereafter (y) to the Partners that have Undistributed Preferred Contributions, pari passu and pro rata in proportion to their aggregate Undistributed Preferred Contributions, until the Undistributed Preferred Contributions of each Partner is reduced to zero;

(2)	Second, to the Partners pari passu and pro rata in proportion to their respective Percentage Interests until Investor Partner has received a cumulative ten percent (10%) Internal Rate of Return;

(3)
Third, thirty percent (30%) to the LXP Partners pro rata in proportion to their respective Percentage Interests, and seventy percent (70%) to Investor Partner, pari passu until Investor Partner has received a cumulative fifteen percent (15%) Internal Rate of Return; and

(4)	Thereafter, forty-five percent (45%) to the LXP Partners pro rata in proportion to their respective Percentage Interests, and fifty-five percent (55%) to Investor Partner, pari passu.
(b)    Notwithstanding anything to the contrary, if General Partner is replaced for Cause in accordance with Section 8.1(c)(i), then commencing as of the Removal Date, Distributable Funds shall thereafter no longer be distributed in accordance with Sections 5.1(a)(2) – (4) but shall instead thereafter be Distributed to the Partners first in accordance with Section 5.1(a)(1) and thereafter in proportion to their respective Percentage Interests.
5.2    Distributions for Indemnities and Shortfall Loans. Notwithstanding anything to the contrary, any Distributions otherwise payable to a Partner under this Agreement shall be paid (i) first, to satisfy amounts due and payable on account of the unsatisfied indemnity obligations of such Partner or its Affiliates under this Agreement, and (ii) second, if such Partner or its Affiliate is borrower under any Shortfall Loan, to the lender in respect of such Shortfall Loan, pari passu in proportion to the amount due thereunder, until such Shortfall Loan, together with all Shortfall Loan Return thereon, has been paid in full, provided that if such Person is a borrower under more than one (1) Shortfall Loan, the Shortfall Loans shall be repaid in the order made (i.e., the earliest Shortfall

Loan and all Shortfall Loan Return thereon shall be paid first). Each payment made pursuant to this Section 5.2 shall be deemed Distributed to the Partner to which such Distribution was otherwise payable.
Section 6.    Allocations.
6.1    Allocation of Net Income and Net Loss. Subject to Section 6.2 and except as otherwise provided in this Agreement, Net Income and Net Losses (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Partnership for each Fiscal Year shall be allocated among the Partners in a manner such that, as of the end of such Fiscal Year and taking into account all prior allocations of Net Income and Net Losses of the Partnership and all Distributions made by the Partnership through the end of such Fiscal Year, the Capital Account of each Partner is, as nearly as possible, equal to (i) the Distributions that would be made to such Partner pursuant to Section 12.3(d)(2) if the Partnership were dissolved, its affairs wound up and assets sold for cash equal to their Gross Asset Value, all Partnership liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Partnership were distributed in accordance with Section 12.3(d)(2) immediately after such allocation, minus (ii) such Partner’s share of Partner Minimum Gain and Partnership Minimum Gain immediately prior to such hypothetical gain.
6.2    Mandatory Allocations.
(a)    No Excess Deficit. No allocation of loss or deduction shall be made to any Partner if, as a result of such allocation, such Partner would have an Adjusted Capital Account Deficit. To the extent an allocation of loss or deduction is disallowed under the preceding sentence, such items of loss or deduction shall be allocated to the other Partners in accordance with Section 6.1, but in a manner that will not produce an Adjusted Capital Account Deficit as to such Partners.
(b)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6, if there is a net decrease in Partner Minimum Gain during any Fiscal Year, then, subject to the exceptions set forth in sections 1.704-2(f)(2), (3), (4) and (5) of the Regulations, each Partner shall be specially allocated items of the Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain, as determined under section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with section 1.704-2(f) of the Regulations. This Section 6.2(b) is intended to comply with the minimum gain chargeback requirements in section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
(c)    Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6, except Section 6.2(b), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, then, subject to the exceptions set forth in section 1.704-2(i)(4) of the Regulations, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of the Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with section 1.704-2(i)(4) of the Regulations. This Section 6.2(c) is intended to comply with the minimum gain chargeback requirement in section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.
(d)    Qualified Income Offset. Notwithstanding any other provision of this Section 6, except Sections 6.2(b) and 6.2(c), in the event any Partner receives any adjustments, allocations or distributions described in section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, that cause or increase an Adjusted Capital Account Deficit of such Partner, items of the Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 6 have been tentatively made as if this Section 6.2(d) were not in this Agreement. This Section 6.2(d) is intended to constitute a “qualified income offset” within the meaning of section 1.704-l(b)(2)(ii)(d)(3) of the Regulations and shall be interpreted consistently therewith.
(e)    Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in the same manner as set forth in Section 6.1.
(f)    Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner that bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with section 1.704-2(i)(2) of the Regulations.
(g)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Property pursuant to section 734(b) or 743(b) of the Code is required, pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations. Each Partner hereby agrees to provide the Partnership with all information necessary to give effect to an election made under section 754 of the Code if the Partnership has made or if General Partner determines to make such an election pursuant to Section 7.7.
(h)    Curative Allocations. The allocations set forth in Sections 6.2(a) through 6.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of sections 1.704-1(b) and 1.704-2 of the Regulations. The Regulatory Allocations shall be taken into account for the purpose of equitably adjusting subsequent allocations of Net Income and Net Losses, and items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.
6.3    U.S. Tax Allocations. Subject to section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Partnership income, gain, loss, deduction and credit shall be allocated among the Partners in the same manner as the corresponding item of income, gain, loss, deduction or credit was allocated pursuant to the preceding paragraphs of this Section 6.
(a)    Section 704(c). In accordance with section 704(c) of the Code and the Regulations promulgated thereunder, income and loss with respect to any property contributed to the capital of the Partnership (including, if the property so contributed constitutes a partnership interest, the applicable distributive share of each item of income, gain, loss, expense and other items attributable to such partnership interest whether expressly so allocated or reflected in partnership allocations) shall, solely for U.S. federal income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for U.S. federal income tax purposes and its Gross Asset Value at the time of contribution. Such allocation shall be made in accordance with the traditional method set forth in section 1.704-3(b) of the Regulations, provided that, to the extent that a traditional method allocation results in a material and adverse tax consequence to any Partner relative to the consequences of using remedial allocations, the Partnership shall use remedial allocations to eliminate such difference. Allocations pursuant to this Section 6.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s share of Net Income, Net Loss, other items or distributions pursuant to any provisions of this Agreement.
(b)    Transfer of an Interest. If a Partner acquires an Interest, redeems all or a portion of its Interest or transfers an Interest during a Fiscal Year, the Net Income and Net Losses (and other items referred to in Section 6.1 or Section 6.2) attributable to such Interest for such Fiscal Year shall be allocated between the transferor and the transferee by closing the books of the Partnership as of the date of the transfer, or by any other method permitted under section 706 of the Code and the Regulations thereunder that is selected by General Partner.
6.4    Withholding. The Partnership shall at all times be entitled to make payments with respect to any Partner in amounts required to discharge any obligation of the Partnership to withhold or make payments to any U.S. federal, state, local or foreign taxing authority (“Taxing Authority”) with respect to any Distribution or allocation of income or gain to such Partner and to withhold (or deduct) the same from Distributions to such Partner. Any funds withheld from a Distribution or allocation by reason of this Section 6.4 shall nonetheless be deemed Distributed to applicable Partner for all purposes under this Agreement. If the Partnership in good faith makes any payment to a Taxing Authority in respect of a Partner hereunder that is not withheld from actual Distributions to the Partner, then the Partner shall reimburse the Partnership for the amount of such payment, on demand. The amount of a Partner’s reimbursement obligation under this Section 6.4, to the extent not paid, shall be deducted from the Distributions to such Partner, and any amounts so deducted shall constitute a repayment of such Partner’s reimbursement obligation hereunder and no such payment or deduction shall be deemed a Capital Contribution. Each Partner’s reimbursement obligation under this Section 6.4 shall continue after the liquidation of the Partnership, the transfer of such Partner’s Interest and withdrawal by such Partner from the Partnership. Each Partner shall furnish the Partnership with any representations and forms as shall reasonably be requested by the Partnership to assist the Partnership in determining the extent of, and in fulfilling, any withholding obligations the Partnership may have. Each Partner shall indemnify and hold harmless the Partnership and the other Partners from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to such Partner.
Section 6.    Books, Records, Tax Matters and Bank Accounts.
7.1    Books and Records. General Partner shall use efforts consistent with the Performance Standard to maintain the books and records of account of the Partnership (collectively, the “Records”) in accordance with, where applicable, generally accepted accounting principles in the United States, consistently applied. The Records shall be available to any Partner at a location in New York, NY, or electronically for reasonable review, investigation, copying and, if requested by Investor Partner not more than once in any calendar year, for Investor Partner to prepare a risk-based performance audit of the Partnership (a “Risk-Based Audit”), all at such Partner’s sole cost and expense, during normal business hours and on at least twenty-four (24) hours’ prior notice. In connection with such reasonable review, investigation, copying, or Risk-Based Audit, General Partner shall use efforts consistent with the Performance Standard to, upon request of the applicable Partner, (i) make its employees available to meet and consult with such Partner (and its representatives and agents) and (ii) provide opportunities to such Partner to attend meetings and meet and consult with third-parties having dealings or any other relationship with the Partnership or any Subsidiaries or with General Partner, in any case in respect of the Partnership or any Subsidiaries. If General Partner spends more than eight (8) hours in a calendar year in connection with a Risk-Based Audit, Investor Partner shall promptly pay to General Partner an amount equal to Three Hundred Fifty Dollars ($350) per hour for each hour in excess of eight (8) hours.
7.2    Reports and Financial Statements.
(a)    General Partner shall cause each Partner to be furnished with the information and statements described in Exhibit C, at such times as are required therein.

(b)    The expenses incurred in connection with the preparation of such information and statements shall be reimbursed by the Partnership to General Partner. Any reports or financial statements required to be audited under this Section 7.2 (including, for the avoidance of doubt, as required under Exhibit C) shall be audited by Lexington’s then-current public accounting firm auditor or such other firm of certified public accountants as Approved by the Partners, and any such audit shall be coordinated by General Partner (and General Partner shall be responsible for liaising with the relevant auditors). General Partner shall use efforts consistent with the Performance Standard to produce any reports, financial statements or other information not required under this Agreement, to the extent and within the timeframe reasonably required by any Lender.
7.3    Tax Matters.
(a)    General Partner is hereby designated as the “partnership representative” of the Partnership and the Subsidiaries, as defined in section 6223(a) of the Code (the “Partnership Representative”). The Partnership Representative shall consult with the other Partners with respect to any written notice of any material Tax Contest and shall not settle, compromise or otherwise resolve any such Tax Contest without the Approval of the other Partners to the extent such action would cause a tax liability in excess of $250,000 (individually or in aggregate, including Investor Partner’s share of any tax imposed on the Partnership).
(b)    The Partnership Representative shall have the right to implement the Partnership Audit Procedures and make on behalf of the Partnership any election and take such other action available to the Partnership Representative under the Code that the Partnership Representative deems necessary or desirable, including the election pursuant to section 6226 of the Code (as enacted by the Partnership Audit Procedures) or similar provisions (subject to Section 7.3(a)). In the event the Partnership incurs any liability for taxes, interest or penalties pursuant to the Partnership Audit Procedures:
(i)    the Partnership Representative shall, on a good faith basis, allocate such liability among the Partners (including any former Partners) that were Partners in the relevant year or years to which such liability relates, and each such Partner shall pay such amount to the Partnership, and such amount shall not be treated as a Capital Contribution;
(ii)    any such amount not paid by a Partner (or former Partner) at the time requested by the Partnership Representative shall accrue interest at the rate of the lower of (x) the federal funds rate as published in the Wall Street Journal on the date such amount was due plus ten percent (10%) per annum and (y) the maximum rate permitted by applicable law, in either case compounded quarterly, until paid; and
(iii)    without reduction in a Partner’s (or former Partner’s) obligation under Sections 7.3(b)(i)-(ii), any amount paid by the Partnership that is attributable to a Partner (or former Partner) and that is not paid by such Partner pursuant to Sections 7.3(b)(i)-(ii) shall be offset against future Distributions and shall be treated for purposes of this Agreement as a Distribution to such Partner (or former Partner).
The provisions of this Section 7.3 shall survive the expiration or earlier termination of this Agreement.
7.4    Bank Accounts. All funds of the Partnership and each applicable Subsidiary (i) are to be deposited in the Partnership’s name (or, in the applicable Subsidiary’s name, as reasonably determined by General Partner), in such bank account or accounts of the Partnership and/or its Subsidiaries as may be reasonably designated by General Partner, and shall be invested only in U.S. government insured accounts or U.S. Treasuries or such other investment vehicles as shall be Approved by the Partners, provided that the initial Partnership and Subsidiary bank account(s) shall be at Bank of America, KeyBank and Citizens Bank and (ii) may be withdrawn and/or disbursed on the signature of such Person or Persons as General Partner may authorize. General Partner shall cause each Partner to be provided “view only” access to the Partnership and Subsidiary bank accounts.
7.5    Tax Returns. General Partner shall prepare or cause to be prepared and timely file (including extensions) all income and other tax returns of the Partnership and the Subsidiaries required by applicable law and shall deliver to the Partners (x) an estimate of each Partner’s allocable share of Partnership taxable income no later than March 15th of each calendar year, (y) draft versions of all income tax returns of the Partnership no later than April 1st of each calendar year, and (z) final versions of all income tax returns of the Partnership one calendar week following the delivery of draft versions of such returns pursuant to clause (y). Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Partnership and its Subsidiaries under the Code or state tax law shall be timely determined and made by General Partner, provided that General Partner shall not make any tax election without the Approval of a Partner to the extent such election (i) would cause a tax liability to such Partner in excess of $250,000 and (ii) could reasonably be expected to have a disproportionately adverse impact on such Partner relative to the other Partners, taking into account all relevant facts and circumstances.
7.6    Tax Status. The Partners intend that the Partnership be treated as a partnership for U.S. federal, state and local tax purposes, and the Partners shall not elect or authorize any Person to elect to change the status of the Partnership from that of a partnership for U.S. federal, state and local income tax purposes without the Approval of all of the Partners in their respective sole and absolute discretion.
7.7    754 Election. Upon the request of any Partner (and subject to Section 7.5), the Partnership and each Subsidiary shall make an election pursuant to section 754 of the Code to adjust the basis of the Partnership’s property in the manner provided in sections 734(b) and 743(b) of the Code.

Section 8.    Management and Operations.
8.1    Management.
(a)    General Partner shall manage the day-to-day business operations and affairs of the Partnership and, through the Partnership, of the Subsidiaries, and shall otherwise have the sole right and authority to make decisions regarding the Partnership and the Subsidiaries, in any case except as otherwise specifically set forth in this Agreement. Other than as set forth in this Agreement or the Act (subject to this Agreement), the Limited Partners shall have no part in the management, control or operation of the Partnership and shall have no authority or right to act on behalf of the Partnership in connection with any matter. The Limited Partners shall not have voting rights with respect to any Partnership matters (hereunder or under the Act), other than the right to vote on matters as specifically set forth in this Agreement. Subject to Section 8.1(c)(ii), General Partner shall not (nor shall any other Partner) take any action or implement any decision on the matters set forth in Exhibit B (collectively, the “Major Decisions”) without the Approval of all of the Partners in their respective sole and absolute discretion. Upon Approval of any Major Decision, General Partner shall utilize efforts consistent with the Performance Standard to implement such decision on behalf of the Partnership and/or the Subsidiaries. General Partner, in accordance with and subject to the terms, conditions, limitations and restrictions of this Agreement, shall have the authority to exercise all of the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and to take any other action not prohibited under this Agreement, the Act or other applicable law, so far as such powers or actions are necessary or convenient or related to the conduct, promotion or attainment of the business, purposes or activities of the Partnership and the Subsidiaries. Except as provided in this Agreement, whenever in this Agreement a Partner is permitted or required to make a decision affecting or involving the Partnership, any Partner or any other Person, such Partner shall be entitled to consider such interests and factors as such Partner desires, including such Partner’s interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Partner or Person. General Partner shall devote to the Partnership’s business such time as is necessary and appropriate to direct and supervise the Partnership’s day-to-day business operations and affairs as required hereunder in a prudent and reasonable manner in accordance with the Performance Standard. Any and all obligations of General Partner hereunder shall be subject to the availability of Partnership funds and wherever in this Agreement General Partner is obligated to take an action or make a judgment in the performance of its obligations hereunder, it shall be obligated only to do so consistent with the Performance Standard.
(b)    Notwithstanding anything to the contrary, each Partner shall have the right to obtain, at any time, appraisals or broker price opinions or similar property valuation reports (an “Appraisal”) with respect to one or more Properties prepared by any broker or appraisal firm selected by such Partner in its sole and absolute discretion, and any such Appraisal shall be obtained at the Partnership’s cost and expense (to the extent such cost and expense is reasonable and customary), and regardless of whether such costs and expenses are then contemplated in the Approved Annual Business Plan; provided, however, that no more than one (1) such Appraisal of each Property may be obtained at the Partnership’s cost and expense in any one (1) year period.
(c)    For Cause Events.
(i)    If a For Cause Event occurs with respect to General Partner, any other Partner that is not an Affiliate of General Partner (the “Removing Partner”) shall have the right to remove General Partner by notice thereof to General Partner and the other Partners (a “Removal Notice”), provided that (x) such removal shall be effective upon the date (the “Removal Date”) that is fifteen (15) days following delivery of such Removal Notice to General Partner and (y) the Removing Partner shall, on or before the Removal Date, appoint an experienced real estate manager as a replacement General Partner for the Partnership (and issue an Interest to such Person) (“Replacement General Partner”). Such appointment (including of such Person’s Interest and the fees paid to such Person, including any performance-based fees) shall be on then-current market-rate terms. To the extent that the Replacement General Partner is issued an Interest, the Percentage Interest with respect thereto shall be zero percent (0%) (except to the extent the Percentage Interest is Transferred to such Replacement General Partner by a Partner in accordance with Section 11.2). Any removal of General Partner and the replacement thereof shall be subject to compliance with Section 11.3 (as if the Replacement General Partner is a transferee and the Removing Partner is the Transferring Partner) and to obtaining Approval thereof to the extent required under any agreement to which the Partnership or any Subsidiary is a party or by which the Partnership or any Subsidiary is bound (for the avoidance of doubt, including under any documents governing any Loan). In connection with any such removal and replacement of General Partner, the Removing Partner shall use commercially reasonable efforts to cause all applicable Lenders or other obligees under any Credit Support given by General Partner or its Affiliates to deliver to General Partner and any Affiliate of General Partner that executed any Credit Support in favor of such Lender or other obligee a release and discharge of General Partner and such Affiliates therefrom (it being agreed, however, that such release and discharge shall not be required to cover (x) any gross negligence, willful misconduct or fraud by General Partner and/or its Affiliates on or after the Removal Date or (y) any events, occurrences, acts or omissions arising or occurring prior to the Removal Date); provided, for the avoidance of doubt, that the removal of General Partner on the Removal Date pursuant to this Section 8.1(c)(i) shall not be conditioned upon or made subject to the release or discharge of any Partner or Affiliate of any Partner from any Credit Support. Promptly following such removal, the Partnership shall pay the removed General Partner any unpaid Asset Management Fee due hereunder through the Removal Date (pro rata through the Removal Date). Notwithstanding anything to the contrary, (i) in no event shall removal and replacement of General Partner by the Removing Partner pursuant to this Section 8.1(c)(i) be deemed a Major Decision or Fundamental Decision and (ii) the Removing Partner shall, subject to the terms of this Agreement, have the full right, power and authority to, on its own behalf and on behalf of the Partnership, take all actions reasonably necessary to effectuate the removal and replacement of General Partner pursuant to this Section 8.1(c)(i), including (x) designating new bank accounts for deposit of the funds of the Partnership and the applicable Subsidiaries and (y) designating signatories for such bank accounts. If (and only if) the Replacement General Partner is an Affiliate of the Removing Partner, then the Partner Group of the Removing Partner shall be deemed to include the Replacement General Partner.
(ii)    Notwithstanding anything to the contrary, if a For Cause Event occurs with respect to any Partner, no Partner in the Partner Group of such Partner (including such Partner) (each, an “Impacted Partner”) shall thereafter have the right to exercise any Approval right expressly provided under this Agreement, including any Major Decision, in any case other than a Fundamental Decision.
(iii)    Notwithstanding anything to the contrary, no Replacement General Partner shall be permitted to give or withhold any Approvals contemplated under the definition of Gross Asset Value or under Section 4.4, 4.7, 13.3(c) or 16, obtain an Appraisal (unless requested by a Partner in accordance with Section 8.1(b)) or give or receive an Offer Notice or a Buy-Sell Notice (or otherwise have any rights under Sections 11.5 and 11.6).
(d)    It is expressly understood that the Partnership may conduct its business directly or indirectly through direct or indirect Subsidiaries. General Partner shall, through the Partnership, perform the same or substantially identical services for each such direct or indirect Subsidiary as General Partner performs for the Partnership, subject to the terms, conditions, limitations and restrictions of this Agreement, including the terms regarding Major Decisions.
(e)    Notwithstanding anything to the contrary, General Partner shall be permitted to cause the Partnership and any Subsidiary to take actions that General Partner determines in accordance with the Performance Standard are reasonably necessary or desirable in response to an Emergency and incur Permitted Expenses in connection therewith, and may cause the Partnership and any applicable Subsidiary to pay (without duplication) for such Permitted Expenses directly and/or may cause the Partnership to reimburse General Partner for such Permitted Expenses if incurred directly by General Partner. If General Partner is to be reimbursed, General Partner and any of its Affiliated Partners may elect not to make an Additional Capital Contribution therefor and instead to issue a Capital Demand Notice for Additional Capital Contributions therefor only to the other Partner(s) for such other Partner’s pro rata portion of such Permitted Expenses (in proportion to their respective Percentage Interests), in which case General Partner (and its Affiliates) shall only be reimbursed for the other Partner’s pro rata portion of such Permitted Expense and General Partner (and its Affiliates) shall be deemed to have made an Additional Capital Contribution for its (or their) pro rata portion of such Permitted Expenses.

(f)    Notwithstanding anything to the contrary, any Partner that is not an Affiliate of General Partner shall have the right to act on behalf of the Partnership and/or its Subsidiaries in accordance with the Performance Standard to enforce or waive any rights of the Partnership under any agreement between the Partnership or Subsidiaries with General Partner or its Affiliates, including, for so long as LXP GP is General Partner, the Purchase Agreement and the Contribution Agreement.
8.2    Asset Management and Property Level Services and Fees.
(a)    Notwithstanding anything to the contrary, General Partner may cause each Fee Owner to retain leasing agents and sales brokers (each, a “Broker”) and property managers (each, a “Property Manager”) for the applicable Property (including Brokers and Property Managers that are Affiliates of General Partner), in each case pursuant to a written agreement on market terms (including with respect to any fees, reimbursements or commissions provided for thereunder) commensurate with the size and complexity of the subject Property. Without limiting the foregoing, any such agreement may provide that the applicable Fee Owner shall have the unilateral right to terminate such Property Manager or Broker (as applicable) upon thirty (30) days’ notice.
(b)    Unless and until General Partner has been replaced in accordance with Section 8.1(c)(i), General Partner shall be entitled to receive, and the Partnership shall pay, a quarterly asset management fee paid in arrears in an amount equal to the greater of (i) 0.2125% of the aggregate Capital Contributions (and Preferred Contributions) of all of the Partners between the Effective Date (for the avoidance of doubt, including the Initial Capital Contribution) and the date of determination, reduced by the amount of Capital Contributions (and Preferred Contributions) returned to such Partners as Distributions of Distributable Funds generated by the sale of any Property in prior Fiscal Years, (ii) Twenty Five Thousand Dollars ($25,000) per Property owned in whole or in part by the Partnership or any Subsidiary at any time during such quarter, and (iii) Two Hundred Fifty Thousand Dollars ($250,000) for the first two (2) calendar years after the Effective Date (including, for the avoidance of doubt, partial years) during which the Partnership or Subsidiaries owns the Properties and Sixty-Two Thousand Five Hundred Dollars ($62,500) thereafter (the “Asset Management Fee”). The Asset Management Fee shall be paid within ten (10) Business Days following the end of each calendar quarter. In consideration therefor, General Partner shall provide services to the Partnership, including reporting and compliance under any documents governing any Loan, sale transaction oversight and management, Lease and leasing management, construction oversight, Partnership accounting and asset management, all to the extent required hereunder.
(c)    Notwithstanding anything to the contrary, in connection with any capital project or renovation work to be performed at any Property that constitutes a Permitted Expense, General Partner may cause the applicable Fee Owner to enter into a construction management agreement with General Partner (or its Affiliate) pursuant to which General Partner (or such Affiliate) will act as construction manager and will be paid a market rate fee.

(d)    General Partner on request of any Partner shall provide such Partner access to all (i) pertinent, written formal communications under the Leases affecting the Properties and (ii) final, written term sheets and letters of intent associated with the leasing or sale of the Properties.
8.3    Annual Business Plan; Annual Budget.
(a)    No later than sixty (60) days prior to the end of each Fiscal Year, General Partner shall (i) prepare (or cause to be prepared) an Annual Business Plan for the next Fiscal Year and (ii) deliver a copy of such Annual Business Plan to the other Partners, together with notice requesting such Partners’ Approval of such Annual Business Plan. Further, General Partner may from time to time prepare (or cause to be prepared) an update to the current Approved Annual Business Plan and deliver a copy of such update to the other Partners, together with notice requesting the other Partners’ Approval of such update. Each such other Partner shall, within thirty (30) days after receipt of such update or Annual Business Plan, deliver to General Partner notice stating that such Partner either Approves or disapproves such proposed update or Annual Business Plan (which notice shall describe in reasonable detail the reasons for any such disapproval). If a Partner fails to deliver notice of its Approval or disapproval of such update or Annual Business Plan within such thirty (30) day period, then such Partner shall be deemed to have disapproved such update or Annual Business Plan.
(b)    If prior to the start of a Fiscal Year, there is no Annual Business Plan for such Fiscal Year Approved in accordance with Section 8.3(a), then there shall, unless and until such Annual Business Plan is so Approved, be deemed an Approved Annual Business Plan for such Fiscal Year that includes:

(1)	any items or portions of the Annual Business Plan and amounts of expenses provided therein that have been so Approved;

(2)
for each month of such Fiscal Year noncapital, recurring expenses in an amount equal to the budgeted amount for the immediately preceding Fiscal Year, as set forth on the immediately preceding Fiscal Year’s Approved Annual Business Plan (provided, that if such preceding Fiscal Year is 2018, then the Approved Annual Business Plan for such Fiscal Year shall be deemed to include the actual costs for the Properties in Fiscal Year 2018 through the Effective Date and, for the period in 2018 after the Effective Date, the amount therefor in the Approved Business Plan for Fiscal Year 2018) after giving effect to any dispositions or other material changes to the Properties during the prior or current Fiscal Year and to inflation; provided, however, that if any contract to which the Partnership or a Subsidiary is a party provides for an automatic increase in costs thereunder, then such increase shall be deemed part of the Approved Annual Business Plan for such Fiscal Year;

(3)
(i) real estate or personal property taxes for any Property; (ii) insurance premiums; (iii) regular payments of debt service, mandatory amortization amounts and any reserve amounts due under any Loan; (iv) amounts currently due and payable, or to become due and payable, during the Fiscal Year under any Leases, service contracts or other agreements or contractual obligations to which the Partnership or any Subsidiary is a party or obligor, whether or not the same are categorized for accounting purposes as ordinary operating expenses or capital improvements and cannot be cancelled, terminated or deferred without material penalty or other material adverse effect to the Partnership or any Subsidiary; (v) costs of utilities; and (vi) amounts required to be paid to maintain the legal compliance of any Property; and

(4)
items from the most recently Approved Annual Business Plan with respect to general and administrative expenses (provided, that if such preceding Fiscal Year is 2018, then such items for each month shall be the average actual monthly general and administrative expenses in Fiscal Year 2018).

(c)    Contemporaneously herewith, the Partners have Approved the Annual Business Plan for Fiscal Year 2018.
(d)    In formulating the Annual Business Plan, to the extent reasonably feasible at the time of preparation thereof, General Partner will develop proposed strategies regarding (i) plans for the leasing, financing, sale and rehabilitation of any Property, including proposed reductions to expenses and other Partnership and Subsidiary costs and expenses and increases in revenues, (ii) terms for any proposed sale or disposition of a Property, or acquisition, directly or indirectly, of additional property, and (iii) the selection of legal counsel, accountants, appraisers and other consultants for the Partnership and the Subsidiaries to efficiently implement the Annual Business Plan.
8.4    Implementation of Annual Business Plan. Notwithstanding anything to the contrary in this Agreement, General Partner shall utilize efforts consistent with the Performance Standard to implement the Approved Annual Business Plan or an update thereof.
8.5    Other Activities; Duties. Except as expressly set forth in this Agreement, neither the Partnership nor any Partner (or any Affiliate of any Partner) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities or in the income or proceeds derived from such ventures, activities or opportunities of any of the other Partners or their respective Affiliates. Except as otherwise expressly provided in this Agreement, none of the Partners shall have any duties or liabilities to the Partnership or any other Partner (including any fiduciary duties), whether or not such duties or liabilities otherwise arise or exist in law or in equity, and each Partner hereby expressly waives any such duties or liabilities; provided, however, that this sentence shall not eliminate or limit the liability of the Partners (i) for acts or omissions that involve fraud, willful misconduct or gross negligence or (ii) for any transaction not permitted or authorized under or pursuant to this Agreement from which a Partner derived a personal benefit, unless all of the Partners have Approved such transaction in their respective sole and absolute discretion; provided further, however, that the duty of care of each Partner to each other Partner and to the Partnership is to not commit fraud, willful misconduct or gross negligence with respect to the Partnership.
8.6    Limitation on Actions of Partners; Binding Authority. No Partner shall, without the Approval of the other Partners in their respective sole and absolute discretion, take any action on behalf of, or in the name of, the Partnership or any Subsidiaries, or enter into any contract, agreement, commitment or obligation binding upon the Partnership or any Subsidiaries, or, in its capacity as a Partner, perform any act in any way relating to the Partnership or any Subsidiaries or the Partnership’s or any Subsidiary’s assets, except in a manner and to the extent consistent with the provisions of this Agreement.
8.7    Foreign Corrupt Practices Act.
(a)    In compliance with the Foreign Corrupt Practices Act, each Partner shall not, and shall ensure that its officers, directors, employees, members, agents and Affiliates acting on its behalf or on the behalf of the Partnership or any Subsidiaries or their respective Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to a Government Official or a Close Relative of a Government Official (or any other Person if such payment or transfer would violate the laws of the country in which such payment or transfer is made or the laws of the United States of America or other applicable anti-corruption laws).
(b)    Each Partner shall not, and shall ensure that its officers, directors, employees, members, agents and Affiliates acting on its behalf or on the behalf of the Partnership or any Subsidiaries or their respective Affiliates do not, make any Facilitating Payments.
(c)    Each Partner shall not, and shall ensure that its officers, directors, employees, members, agents and Affiliates acting on its behalf or on the behalf of the Partnership or any Subsidiaries or their respective Affiliates do not, make any payments or transfers of value that have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business. This Section 8.7(c) shall not, however, prohibit normal and customary business meals and entertainment or the giving of business mementos of nominal value, provided that such activities are reasonable in the circumstances in which they are undertaken and do not violate the laws of the country in which such activities are undertaken, the laws of the United States of America or other applicable anti-corruption laws.
(d)    Each Partner shall immediately notify the other Partners of any request received by such Partner or any of its officers, directors, employees, members, agents or Affiliates, acting on its behalf, to take any action that may constitute a violation of the

Foreign Corrupt Practices Act, the laws of the country in which the request was made or that the request involves or other applicable anti-corruption laws.
8.8    Prohibited Persons, Patriot Act and Anti-Money Laundering. Each Partner hereby represents and warrants to each other Partner as of the Effective Date that neither such Partner nor any of its officers, directors, employees, representatives, investors or, to such Partner’s knowledge, representatives, are (i) Prohibited Persons or (ii) organized, operating or resident in any Sanctioned Jurisdiction. Each Partner hereby represents and warrants to each other Partner as of the Effective Date that it is as of the Effective Date, and has been during the five (5) years prior to the Effective Date, in compliance with Sanctions and Anti-Money Laundering Laws. General Partner shall use efforts consistent with the Performance Standard to ensure that the Partnership is and remains in compliance with Sanctions and Anti-Money Laundering Laws.
Section 9.    Confidentiality. Any information relating to a Partner’s business, operation or finances that is proprietary to, or considered proprietary by, such Partner and any information relating to the Partnership or any Subsidiary and their respective business, operation or finances, regardless of whether in tangible form (plans, writings, drawings, computer software and programs, etc.) or received orally or visually by a Partner (each, a “Receiving Person”) shall be referred to herein as “Confidential Information”. All such information received by a Receiving Person shall be presumed to be Confidential Information at the time of delivery to such Receiving Person. Nothing herein shall restrict the disclosure by a specified Partner of information relating to the business, operation or finances of such specified Partner or a Partner that is Affiliated with such specified Partner (and, with respect to such specified Partner, such information shall not constitute Confidential Information subject to this Section 9). All Confidential Information shall be protected by the Receiving Person from disclosure with the same degree of care that the Receiving Person uses to protect its own Confidential Information from disclosure, and in no event less than a commercially reasonable level of care. Without limiting (or limitation by) the foregoing, each Receiving Person agrees (i) not to disclose the Confidential Information to any Person, except to those of its investors, employees or representatives that need to know such Confidential Information in connection with the conduct of the business of the Partnership and/or the Subsidiaries (and only to the extent of such need) and that have agreed to maintain the confidentiality of such Confidential Information and (ii) that neither it nor any of its investors, employees or representatives will use such Confidential Information for any purpose other than in connection with the conduct of the business of the Partnership and the Subsidiaries; provided that such restrictions shall not apply (and such Receiving Person shall not be required to protect such Confidential Information) if such Confidential Information: (x) is or hereafter becomes public, other than by breach of (A) this Agreement by such Receiving Person or a Partner that is Affiliated with such Receiving Person, (B) the Contribution Agreement or Purchase Agreement by such Receiving Person or its Affiliates or (C) the Confidentiality Agreement (as defined in the Purchase Agreement) by such Receiving Person or its Affiliates; (y) was already in the possession of the Receiving Person or its Affiliates prior to any disclosure of the Confidential Information to the Receiving Person by the divulging Partner or its Affiliates; or (z) has been or is hereafter obtained by the Receiving Person from a third-party not bound by any confidentiality obligation with respect to such Confidential Information; provided, further, that nothing herein shall prevent any Partner from disclosing any portion of such Confidential Information (a) to the Partnership and the Subsidiaries and allowing the Partnership and the Subsidiaries to use such Confidential Information in connection with the Partnership’s or the Subsidiaries’ business, (b) pursuant to judicial order or in response to a governmental or regulatory authority inquiry, by subpoena or other legal process, but only to the extent required by such order, inquiry, subpoena or process, and only after reasonable notice to the original divulging Partner, where permitted by law, (c) as necessary or appropriate in connection with or to prevent the audit by a governmental agency of the accounts of a Partner, (d) in order to initiate, defend or otherwise pursue legal proceedings among the Partners regarding this Agreement, (e) as necessary in connection with a Transfer or potential Transfer of an Interest (or of a direct or indirect interest in such Partner) permitted hereunder to a Person that has agreed to maintain the confidentiality of such Confidential Information, (f) to a Partner’s attorneys or accountants or other representatives (including any broker, agent or consultant or other Person preparing an Appraisal) that have a need to know such Confidential Information and have agreed (or are required by applicable ethical standards) to maintain the confidentiality of such Confidential Information, (g) as necessary or appropriate for a Partner or its Affiliates to comply with the Securities Act and applicable state securities laws, (h) as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange, (i) to the extent that such Partner or its Affiliate is a public company or a REIT making such disclosures consistent with such Partner’s or Affiliate’s past practices that are customary for public companies or REITs, provided that neither Davidson Kempner Capital Management LP nor any of its Affiliates shall be named in the disclosures described in this clause (i) without the Approval of Investor Partner, and (j) if such Partner is General Partner, that is related to the business, operations or finances of the Partnership and/or its Subsidiaries, to the extent General Partner deems necessary or appropriate in connection with the management of the Properties. Each Partner shall comply with all restrictions on disclosure of Confidential Information in any Lease or other obligation binding on the Partnership and/or its Subsidiaries. Without limiting the foregoing, each Partner may, from time to time, provide the other Partners notice of its non-public information that constitutes Confidential Information and is subject to this Section 9. Without limiting any of the other terms and provisions of this Agreement, to the extent a Partner (the “Pursuer”) provides another Partner with information relating to a possible investment opportunity then being actively pursued by the Pursuer on behalf of the Partnership, the other Partner receiving such information shall not use such information to pursue such investment opportunity for its own account to the exclusion of the Pursuer or the Partnership so long as the Pursuer is actively pursuing such opportunity on behalf of the Partnership and shall not disclose any Confidential Information to any Person (except as expressly permitted hereunder) or take any other action in connection therewith that is reasonably likely to interfere with the Pursuer or its pursuit of such investment opportunity.
Section 10.    Representations and Warranties; REIT Provisions.
10.1    Representations and Warranties. Each Partner hereby represents and warrants to each other Partner as of the Effective Date that:
(a)    Due Organization. Such Partner has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business and in good standing in all jurisdictions where such qualification is necessary to carry on its business as now conducted.

(b)    Due Authorization. Such Partner has the power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder.
(c)    Due Execution and Delivery. This Agreement has been duly authorized, executed and delivered by such Partner, and this Agreement does violate any provision of any agreement or judicial order to which such Partner is a party or to which such Partner is subject.
(d)    Conflicts; Consents. The execution and delivery of this Agreement by such Partner, and the performance by such Partner under this Agreement, do not and will not conflict with or result in a breach of (with or without the passage of time or notice, or both) the terms of any of such Partner’s constituent documents, or any judgment, order or decree of any governmental authority binding on such Partner, and, to such Partner’s knowledge, do not breach or violate any applicable law, rule or regulation of any such governmental authority. The execution, delivery and performance by such Partner under this Agreement will not result in a breach or violation of (with or without the passage of time or notice, or both) the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Partner is subject. All consents of any third parties (including, without limitation, creditors and governmental authorities) necessary to such Partner’s execution and delivery of this Agreement and its consummation of the transaction contemplated by this Agreement have been duly obtained prior to the Effective Date.
(e)    Investigation. Such Partner is acquiring its Interest based upon its own investigation, and the exercise by such Partner of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Partner is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.
(f)    Broker. No broker, agent or other Person acting as such on behalf of such Partner was instrumental in consummating this transaction, and no conversations or prior negotiations were had by such Partner with any broker, agent or other such Person concerning the transaction that is the subject of this Agreement, except for Eastdil Secured, L.L.C.
(g)    Investment Company Act. Neither such Partner nor any of its Affiliates is, nor will the Partnership as a result of such Partner holding an Interest be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect as of the Effective Date.
(h)    Securities Matters. None of the Interests are registered under the Securities Act or any state securities laws. Such Partner understands that the offering, issuance and sale of the Interests are intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement. Such Partner is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(i)    Neither the Securities and Exchange Commission nor any state securities commission has approved the Interests or passed upon or endorsed the merits of the offer or sale of the Interests. Such Partner is acquiring the Interests solely for such Partner’s own account for investment and not with a view to resale or distribution thereof in violation of the Securities Act.
(ii)    Such Partner is unaware of, and in no way relying on, any form of general solicitation or general advertising in connection with the offer and sale of the Interests, and no Partner has taken any action that could give rise to any claim by any person for brokerage commissions, finders’ fees (without regard to any finders’ fees payable by the Partnership directly) or the like relating to the transactions contemplated hereby.
(iii)    Such Partner is not relying on the Partnership or any of its officers, directors, employees, advisors or representatives with regard to the tax and other economic considerations of an investment in the Interests.
(iv)    Such Partner understands that the Interests may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from registration is available. Such Partner agrees that it will not attempt to Transfer all or any portion of the Interests in violation of this Agreement.
(v)    Such Partner has adequate means for providing for its current financial needs and anticipated future needs and possible contingencies and emergencies and has no need for liquidity in the investment in the Interests.
(vi)    Such Partner has significant prior investment experience, including investment in non-listed and non-registered securities. Such Partner is knowledgeable about investment considerations and has a sufficient net worth to sustain a loss of such Partner’s entire investment in the Partnership in the event such a loss should occur. Such Partner’s overall commitment to investments that are not readily marketable is not excessive in view of such Partner’s net worth and financial circumstances and the purchase of the Interests will not cause such commitment to become excessive. The investment in the Interests is suitable for such Partner.
The representations and warranties made by any Partner in the LXP Partner Group are qualified by the Exception Matters under and as defined in the Purchase Agreement and the Contribution Agreement (with the term “Agreement” as used therein deemed to include this Agreement).
10.2    REIT Provisions. The Partners acknowledge that Lexington Realty Trust, a Maryland real estate investment trust (“Lexington”), an indirect parent of the LXP Partners as of the Effective Date, is qualified and operates, and intends to continue to qualify and operate, as a real estate investment trust (“REIT”) for federal income tax purposes. Accordingly, the Partners acknowledge that General Partner will cause the Partnership to conduct its business and activities (including the business and activities of any Subsidiary) as if the Partnership were itself a REIT;

provided, however, that conducting the Partnership as if it were itself a REIT shall not prevent General Partner from taking any action with respect to the Partnership or any Subsidiary, or refrain from taking any action, as provided in an Approved Annual Business Plan. General Partner will, and will cause any Subsidiaries to, (i) operate in such a manner such that the Partnership, assuming it were a REIT, would satisfy the income and asset tests applicable to REITs (excluding any distribution requirements) and not be subject to any taxes under section 857 of the Code and to avoid income and excise taxes imposed on a REIT, (ii) not take any action that could otherwise result in Lexington failing to qualify as a REIT under the Code solely because of its direct or indirect ownership of the LXP Partners’ Interests, and (iii) not dispose of any asset in a transaction that would be treated as a “prohibited transaction” within the meaning of section 857(b)(6)(B)(iii) of the Code. If an LXP Partner or an Affiliate of an LXP Partner no longer serves as General Partner, then General Partner shall (and shall cause all of its Affiliates and third-parties performing services on behalf of the Partnership and/or any Subsidiary to) consult with nationally recognized U.S. tax counsel (or another nationally recognized U.S. tax advisor) in complying with the foregoing and obtain an annual certification of compliance.
Section 11.    Sale, Assignment, Transfer or Other Disposition.
11.1    Prohibited Transfers. Except as otherwise provided in this Section 11, in no event shall any Partner, without the Approval of all other Partners in their respective sole and absolute discretion, (i) Transfer, directly or indirectly, its Interest, or (ii) suffer or permit a change of Control of such Partner. Any attempted Transfer of a Partner’s Interest in violation of this Agreement shall be void ab initio.
11.2    Permitted Transfers. Notwithstanding anything in Section 11.1 to the contrary, (i) any Partner may Transfer, directly or indirectly, all or any portion of its Interest at any time and from time to time to its Affiliates, provided that such Transfer does not (a) result in a breach or violation of any Consent Requirement or the transfer and/or due on sale provisions of any documents governing any Loan outstanding at the time of such Transfer or (b) trigger any Sale Right, (ii) any Partner may Transfer a portion of its Interest in connection with the appointment of a replacement General Partner pursuant to Section 8.1(c)(i), provided that such Transfer does not (a) result in a breach or violation of any Consent Requirement or the transfer and/or due on sale provisions of any documents governing any Loan outstanding at the time of such Transfer or (b) trigger any Sale Right, and (iii) nothing in this Agreement shall restrict the transfer or issuance of shares in any Person that holds direct or indirect interests in a Partner and in which Person shares are publicly traded, or a merger or similar transaction involving all or substantially all of the interests of any of such Person (for the avoidance of doubt, including a Fundamental Transaction).
11.3    Admission of Transferee. Notwithstanding anything in this Section 11 to the contrary and except as provided in Section 11.5, no Transfer by a Partner of its Interest shall be permitted unless the potential transferee is admitted as a Partner under this Section 11.3. If a Partner Transfers all or any portion of its Interest, such transferee may become a Partner if (i) such transferee executes and agrees to be bound by this Agreement, including the provisions restricting public trading of such Interest, (ii) the Transferring Partner and/or transferee pays all reasonable legal and other fees and expenses incurred by the Partnership in connection with such Transfer and (iii) the

Transferring Partner and transferee execute such documents and deliver such certificates to the Partnership and the remaining Partners as may be required by applicable law and as otherwise reasonably required by General Partner (except in connection with the admission of a Replacement General Partner pursuant to Section 8.1(c)(i), in which case as otherwise reasonably required by the Removing Partner). Notwithstanding anything to the contrary, any Transfer or purported Transfer of any Interest, whether to another Partner or to a third-party, shall be of no effect, and such transferee shall not become a Partner, if:
(a)    the Transfer would require registration of any Interest under, or result in a violation of, any federal or state securities laws;
(b)    as a result of such Transfer, the Partnership would be required to register as an investment company under the Investment Company Act of 1940 or any rules or regulations promulgated thereunder, all as amended and in effect as of the date of determination;
(c)    such Transfer may reasonably be expected to cause the assets of the Partnership to be deemed “plan assets” (within the meaning of 29 C.F.R. 2510.3-101, as modified by section 3(42) of ERISA);
(d)    as a result of such Transfer, the Partnership would or may have in the aggregate more than one hundred (100) partners and material adverse federal income tax consequences would result to a Partner; or
(e)    as a result of such Transfer, the Interest held by a Partner on the Effective Date would be held by more than three (3) Partners in the aggregate.
Any Partner may require the provision of a certificate as to the legal nature and composition of a proposed transferee of an Interest of a Partner and from any Partner as to its legal nature and composition and shall be entitled to rely on any such certificate in connection with making determinations under this Section 11.3.
11.4    Withdrawals. Each Partner does hereby covenant and agree that it will not withdraw, resign, retire or disassociate from the Partnership, except as a result of a Transfer of its entire Interest as permitted under the terms of this Agreement, and that it will carry out its duties and responsibilities hereunder until the Partnership is terminated, liquidated and dissolved under Section 12. No Partner shall be entitled to receive any Distribution or otherwise receive the fair market value of its Interest in compensation for any purported resignation or withdrawal not in accordance with the terms of this Agreement.
11.5    Sale of Property or Partner’s Interest with Right of First Offer. Notwithstanding anything to the contrary, at any time (and from time to time) after the Lock-Out Date, any Partner may, without the Approval of any other Partner, and without any restriction or limitation as to the terms of such transaction other than as set forth in this Section 11.5, cause the Partnership to sell (or cause the sale of) any Property (or Properties) to any Person that is not an Affiliate of such Partner (each, a “Forced Sale”). Notwithstanding anything to the contrary, if a Partner has been removed as General Partner in accordance with Section 8.1(c)(i), then neither such Partner nor any other Partner in its Partner Group shall be permitted to initiate a Forced Sale under this Agreement. If a Partner desires to cause a Forced Sale pursuant to this Section 11.5, then such Partner (together with all other Partners in its Partner Group, the “Initiating Partner”) shall first give notice (an “Offer Notice”) to all Partners in the other Partner Group (collectively, the “Non-Initiating Partner”), which Offer Notice shall (i) list the Property (or Properties) subject to such Forced Sale (individually or collectively, as the context requires, the “Subject Property”) and (iii) set forth (on a Property-by-Property and aggregate basis) (A) the all-cash purchase price for the Subject Property (the “Sale Price”) and (B) all other material terms of such Forced Sale (including, to the extent applicable, any requirements related to the assumption of any debt or other encumbrances then-affecting the Subject Property). Within thirty (30) days after receipt of an Offer Notice (the “Exercise Period”), the Non-Initiating Partner shall have the right to purchase (or for any of them or their designee in accordance herewith, the “ROFO Purchaser” to purchase) all (and not less than all) of the Subject Property (the “ROFO Sale”) from the Partnership (or its applicable Subsidiary) for a price equal to the sum of the Sale Price and otherwise on the terms set forth in the Offer Notice by (x) delivering irrevocable notice of such election to the Initiating Partner (the “ROFO Election”), and (y) simultaneously depositing in escrow with Escrow Agent a non-refundable cash deposit equal to three percent (3%) of the Sale Price payable in connection with such ROFO Sale (such deposit, together with interest accrued thereon, a “ROFO Deposit”), to be applied against the Sale Price at the closing of the ROFO Sale.
(a)    If, following its receipt of an Offer Notice, the Non-Initiating Partner has (x) not properly delivered a ROFO Election and made the ROFO Deposit or (y) affirmatively waived its right to make such ROFO Election, in any case within the Exercise Period, then the Non-Initiating Partner shall be deemed to have elected not to purchase the Subject Property and the Initiating Partner shall be free to on behalf of the Partnership (or its Subsidiaries) proceed to initiate and consummate the Forced Sale at a price equal to not less than ninety-five percent (95%) of the Sale Price. The Initiating Partner may cause the Partnership (or its Subsidiaries) to offer the Properties for sale either directly or through investment bankers or real estate brokers selected by the Initiating Partner for a commission and on other terms and conditions that are reasonable and customary as reasonably determined by the Initiating Partner. If the Initiating Partner fails to close such Forced Sale within one (1) year after the expiration of the Exercise Period, then any attempt to consummate such Forced Sale thereafter shall again be subject to the provisions of this Section 11.5.
(b)    If, following its receipt of an Offer Notice, the Non-Initiating Partner has properly delivered a ROFO Election and made the ROFO Deposit within the Exercise Period, the Initiating Partner shall cause the Partnership (and its applicable Subsidiaries) and the ROFO Purchaser shall consummate the ROFO Sale on the terms set forth in the Offer Notice (subject to this clause (b)) and on an “as is” and “where is” basis, and the closing date therefor shall be the date that is thirty (30) days after the date of the ROFO Election. On the closing date therefor, (i) Escrow Agent shall release the ROFO Deposit to the Partnership (or the applicable Subsidiary), and the ROFO Purchaser shall pay, to the Partnership or the applicable Subsidiary, the balance of the Sale Price. Contemporaneously or promptly following the closing (and if the ROFO Sale relates to all of the Properties, as a condition of the assignment of Interests described below), the Partnership shall Distribute the proceeds thereof in the amounts and order of priority set forth in Section 12.3(d) in satisfaction of their respective Interests (but without the establishment of any reserves for contingent liabilities pursuant to Section 12.3(d) and, to the extent the ROFO Purchaser assumes any Loan on the applicable Property or Properties, without regard to such Loan) but, for the avoidance of doubt, after giving effect to the repayment of all Shortfall Loans and Shortfall Loan Return). If the Non-Initiating Partner has properly delivered a ROFO Election and made a ROFO Deposit within the Exercise Period, but thereafter the sale contemplated thereby fails to close within such thirty (30) day period for any reason within the reasonable control of (1) the Non-Initiating Partner (or the ROFO Purchaser) (a “ROFO Default”), then the Non-Initiating Partner shall be in material default under this Section 11.5 and Escrow Agent shall release the ROFO Deposit to the Initiating Partner who shall have the right to retain the ROFO Deposit as liquidated damages, it being agreed that in such instance the actual damages would be difficult, if not impossible, to ascertain, and the Non-Initiating Partner shall forfeit its ROFO Deposit and shall have no further rights under this Section 11.5, including the right to give a ROFO Election or to receive Offer Notices, or (2) the Initiating Partner, then the Initiating Partner shall be in material default under this Section 11.5, the Initiating Partner shall have no further rights under this Section 11.5, including the right to give a ROFO Election or to receive Offer Notices, and the Non-Initiating Partner (or the ROFO Purchaser) shall have the right to either (A) terminate the ROFO Sale, in which case the Escrow Agent shall release the ROFO Deposit to the Non-Initiating Partner or (B) pursue specific performance of such ROFO Sale. Furthermore, if a ROFO Default occurs, then thereafter, the Initiating Partner shall have the right to cause the Forced Sale on any terms and conditions determined by the Initiating Partner without any further obligation under this Section 11.5.
(c)    At the closing of a ROFO Sale, (i) if the Subject Property is all of the Properties, the Initiating Partner shall deliver a written assignment of all of its (or their) Interests to the ROFO Purchaser, or (ii) if the Subject Property is less than all of the Properties, the Partnership shall deliver to the ROFO Purchaser a written assignment of the Partnership’s direct or indirect one hundred percent (100%) limited liability company membership (or other applicable) interest in the Fee Owners of the Subject Property, which assignments shall be, in each case, free and clear of all legal and equitable claims and all liens and encumbrances (other than liens and encumbrances described in the Offer Notice). The Partnership (and its applicable Subsidiaries) and the ROFO Purchaser shall at or prior to such closing execute an agreement mutually Approved by the Initiating Partner and the ROFO Purchaser under which (x) such Persons shall represent and warrant to each other that each is duly organized, validly existing, has the necessary power and authority to consummate the subject transactions and requires no consents in connection therewith that have not been obtained as of the closing date and (y) if the Subject Property is all of the Properties, the Initiating Partner shall represent and warrant to the ROFO Purchaser that it is the owner of its Interest free and clear of all liens and encumbrances (other than liens and encumbrances described in the Offer Notice). At the closing of any ROFO Sale, the Initiating Partner and the Non-Initiating Partner shall execute and deliver (or cause the Partnership or its applicable Subsidiary to execute and deliver, as applicable) such deeds, bills of sale, instruments of conveyance, assignments and other instruments as may reasonably be required to effectuate the transaction. If any Partner fails or refuses to execute any of such instruments, the other Partners are hereby granted an irrevocable power of attorney, coupled with an interest, which shall be binding on the non-executing Partner as to all third-parties, to execute and deliver on behalf of such non-executing Person all such required instruments. Such power of attorney shall survive and not be affected by the subsequent disability, incapacity, dissolution or termination of the applicable Partner. If the Non-Initiating Partner elects to exercise the ROFO Election and in connection therewith the ROFO Purchaser assumes any Loan on the applicable Property or Properties, then, as a condition to doing so, the Non-Initiating Partner shall cause all applicable Lenders or other obligees under any Credit Support given by the Initiating Partner and any Affiliate of the Initiating Partner to deliver to the Initiating Partner and any Affiliate of the Initiating Partner that executed any Credit Support in favor of such Lender or other obligee a release and discharge of the Initiating Partner and any Affiliate of the Initiating Partner therefrom (it being agreed, however, that such release or discharge shall not be required to cover (x) any gross negligence, willful misconduct or fraud by the Initiating Partner and/or its Affiliates on or after the closing of the ROFO Sale or (y) any events, occurrences, acts or omissions arising or occurring prior to the closing of the ROFO Sale); provided, however, if, despite its commercially reasonable efforts, the Non-Initiating Partner exercising such ROFO Election is unable to obtain (or cause to be obtained) the contemporaneous release and discharge of the Initiating Partner or any of its Affiliates from such Credit Support, then the Non-Initiating Partner shall cause a creditworthy Affiliate of the Non-Initiating Partner Approved by the Initiating Partner and/or its Affiliates (as applicable) to instead indemnify and hold harmless the Initiating Partner and/or its Affiliates (as applicable) from their obligations and liabilities in respect of such Credit Support, pursuant to a written indemnity agreement Approved by the Initiating Partner (provided that, in no event shall such indemnity be required to cover obligations and liabilities accruing prior to the closing date or to the extent caused by acts or omissions of the Non-Initiating Partner or its Affiliates that involve fraud, willful misconduct or gross negligence).
(d)    At the closing of any Forced Sale, each Partner shall execute and deliver (or cause the Partnership or its applicable Subsidiary to execute and deliver, as applicable) such deeds, bills of sale, instruments of conveyance, assignments and other instruments as may reasonably be required, to give good and clear title to the assets transferred in such Forced Sale. If any Partner fails or refuses to execute any of such instruments, any other Partners are each hereby granted an irrevocable power of attorney, coupled with an interest, which shall be binding on the non-executing Partner as to all third-parties, to execute and deliver on behalf of the non-executing Person all such required instruments of transfer.
(e)    Notwithstanding any other time frames set forth in this Section 11.5, if any Person (i) exercises any Sale Right or (ii) fails to provide consent in accordance with the Consent Requirement, in any case on or prior to the closing date of the Forced Sale or ROFO Sale, then the Initiating Partner (in the event of a Forced Sale) or the ROFO Purchaser (in the event of a ROFO Sale) may extend the closing for a reasonable period not to exceed ninety (90) days to comply with the terms of the Sale Right or Consent Requirement and in the event that as of the closing date (as so extended) any Property included in the Forced Sale or ROFO Sale cannot be sold pursuant to the Forced Sale or ROFO Sale due to the

Sale Right or Consent Requirement, then such Property shall be removed from the ROFO Sale or the Forced Sale, and the terms of such ROFO Sale or Forced Sale shall be commensurately modified and the Sale Price reduced in accordance with the purchase price allocation therefor set forth in the Offer Notice.
(f)    No exercise or notice under this Section 11.5 shall be conditioned upon the purchase or sale of any other interests or property or upon financing or consummation of any other transaction.
(g)    No Forced Sale or ROFO Sale shall permit or require the assumption of any Loan (or otherwise permit or require the buyer to take subject to any Loan) if such Loan is cross-defaulted or cross-collateralized with any other Loan that would continue following the closing thereof or the Partnership, any Subsidiary, or, unless otherwise Approved by the applicable Partner in its sole and absolute discretion, any Partner or any Affiliate of any Partner would in any way have any liability, other than any liability for which such Non-Initiating Partner would not be required to indemnify pursuant to the final proviso of Section 11.5(c), with respect to such Loan (including under any Credit Support) following the closing thereof.
(h)    If a Replacement General Partner has been appointed, then contemporaneously with the closing of a ROFO Sale for which the Subject Property is all of the Properties or at any time thereafter, the Non-Initiating Partner shall have the right to purchase or (on behalf of the Partnership) redeem Replacement General Partner’s Interest for a purchase or redemption price, as applicable, equal to the Purchase/Redemption Price (but without limiting any amount that it would receive as a Distribution hereunder in connection with such ROFO Sale if it has a Percentage Interest). If Non-Initiating Partner desires to exercise such right, it must send notice thereof to Replacement General Partner. The closing of such purchase or redemption shall occur on such date as shall be determined by the Non-Initiating Partner (but not earlier than the closing date for the ROFO Sale and with no less than five (5) Business Days’ advance notice. At the closing of such purchase or redemption, the Non-Initiating Partner and Replacement General Partner shall execute and deliver a purchase or redemption agreement in form and substance reasonably required by the Initiating Partner (provided, however, that such agreement shall provide for an “as-is,” “where-is” transfer of Replacement General Partner’s Interest (without lien or encumbrance thereon other than those created by this Agreement) with customary representations and warranties regarding ownership of the Interest free and clear, due authorization and authority, and other customary terms required by the Non-Initiating Partner. Contemporaneously with such purchase or redemption, the Non-Initiating Partner may cause the Partnership and/or any applicable Subsidiary to terminate any management or other agreement with Replacement General Partner, subject to payment of any amounts due thereunder as a result of such termination.
(i)    If, following its receipt of an Offer Notice, the Non-Initiating Partner has properly delivered a ROFO Election and made the ROFO Deposit within the Exercise Period, the Non-Initiating Partner may, at any time prior to the closing of the ROFO Sale, assign to any Person its right to receive the assignment of part or all of the Initiating Partner’s

Interest, and the Initiating Partner shall cooperate in good faith with the Non-Initiating Partner’s (and the ROFO Purchaser’s) efforts to structure the transfer to meet its tax and organizational goals. No such assignment shall relieve the Non-Initiating Partner of its obligations hereunder, and such cooperation shall not include expenditures by or increased risk to the Initiating Partner and shall not delay the closing.
(j)    In connection with any specific performance remedy available under this Section 11.6, the Partners, for themselves and on behalf of their respective Affiliates, agree that the arbitrator or judge having jurisdiction over the specific performance remedy shall be entitled to order the appropriate Partner or other Person to execute all necessary documents and to further appoint an appropriate Person to be authorized to execute such documents on behalf of the defaulting Partner or other Person.
(k)    If there is more than one Partner in a Partner Group, then such Partners shall act together in all matters arising under this Section 11.5.
11.6    Buy-Sell. Notwithstanding anything to the contrary, a Partner (together with the other Partners in such Partner’s Partner Group, the “Offeror”) may deliver a notice (the “Buy-Sell Notice”) to all other Partner(s) in the other Partner Group (collectively, the “Offeree”) in accordance with the below, from and after the earlier of (x) the Lock-Out Date and (y) the closing of a Fundamental Transaction with respect to any Partner that is not in the Offeror’s Partner Group.
(a)    The Buy-Sell Notice shall:

(1)	state that the Offeror is proceeding under this Section 11.6;

(2)	state an aggregate all-cash dollar amount for each of the Properties individually and in the aggregate (such aggregate amount, the “Specified Valuation Amount”);

(3)
be accompanied by a certified check (the “Buy-Sell Notice Check”) payable to the direct order of Escrow Agent in an amount equal to three percent (3%) of the amount the Offeror would be required to pay to the Offeree under Section 11.6(b)(1).

(b)    The Offeree shall have the option either:

(1)
to sell to the Offeror its entire Interest for an amount equal to the amount that the Offeree would be entitled to receive under this Agreement if the Partnership sold all of the Properties on the date of the Buy-Sell Notice to a third-party for the Specified Valuation Amount (without any deduction for brokerage commissions or other closing costs payable in connection with such a sale) and the Partnership immediately paid all of the Partnership’s (and, without duplication, the Partnership’s pro rata share of any Subsidiary’s) liabilities, including the outstanding balance of any Loan (but not including any prepayment or other transaction-based fees), and distributed the net proceeds (as determined above) and any other assets of the Partnership (and, without duplication, the Partnership’s pro rata share of any assets of the Subsidiaries) on hand on such date to the Partners in the amounts and order of priority set forth in Section 12.3 in satisfaction of their respective Interests (but without the establishment of any reserves for contingent liabilities pursuant to Section 12.3 but, for the avoidance of doubt, after giving effect to the repayment of all Shortfall Loans and Shortfall Loan Return); or

(2)
to purchase from the Offeror its entire Interest for an amount equal to the amount that the Offeror would be entitled to receive under this Agreement if the Partnership sold all of the Properties on the date of the Buy-Sell Notice to a third-party for the Specified Valuation Amount (without any deduction for brokerage commissions or other closing costs payable in connection with such a sale) and the Partnership immediately paid all of the Partnership’s (and, without duplication, the Partnership’s pro rata share of any Subsidiary’s) liabilities, including the outstanding balance of any Loan (but not including any prepayment or other transaction-based fees), and distributed the net proceeds (as determined above) and any other assets of the Partnership (and, without duplication, the Partnership’s pro rata share of any assets of the Subsidiaries) on hand on such date to the Partners in the amounts and order of priority set forth in Section 12.3 in satisfaction of their respective Interests (but without the establishment of any reserves for contingent liabilities pursuant to Section 12.3 but, for the avoidance of doubt, after giving effect to the repayment of all Shortfall Loans and Shortfall Loan Return).

The amount determined under Section 11.6(b)(1) or Section 11.6(b)(2), whichever is applicable, shall be the “Purchase Price”.
(c)    The Offeree shall have ninety (90) days from the date the Offeree receives the Offeror’s Buy-Sell Notice to exercise by notice to the Offeror (the “Offeree Notice”) either of its options under Section 11.6(b), which Offeree Notice, once given, cannot be withdrawn. In the event the Offeree exercises the option described in Section 11.6(b)(1), the Offeree shall deliver the Buy-Sell Notice Check to Escrow Agent, who shall promptly deposit the Buy-Sell Notice Check in its escrow account and shall hold such deposit pursuant to an escrow agreement to be entered into promptly following the Offeree Notice among the Offeror, the Offeree and such Escrow Agent in a form reasonably required by Escrow Agent and reasonably acceptable to Offeror and Offeree. In the event the Offeree exercises the option described in Section 11.6(b)(2), the Offeree Notice shall be accompanied by the return of the Buy-Sell Notice Check and shall be accompanied by a certified check (the “Offeree Notice Check”) of the Offeree payable to the direct order of Escrow Agent in an amount equal to three percent (3%) of the amount the Offeree is required to pay to the Offeror under Section 11.6(b)(2) and the Offeror shall deliver the Offeree Notice Check to Escrow Agent, who shall promptly deposit the Offeree Notice Check in its escrow account and shall hold such deposit pursuant to an escrow agreement to be entered into promptly following the Offeree Notice among the Offeror, the Offeree and such Escrow Agent in a form reasonably required by Escrow Agent and reasonably acceptable to Offeror and Offeree. If the Offeree does not exercise either of its options within said ninety (90) days, the Offeree shall as of the day following the expiration of such period be conclusively deemed to have elected to exercise the option described in Section 11.6(b)(1) (and Offeree shall promptly deliver the Buy-Sell Notice Check as provided above).
(d)    The Partner Group that is the purchaser as determined under Section 11.6(b) (the “Purchaser”) shall by notice thereof to the Partner Group that is the seller as determined under Section 11.6(b) (the “Seller”) fix a closing date (the “Buy-Sell Closing Date”) that is not later than thirty (30) days following the date of the Offeree’s exercise (or deemed exercise) of one of the aforesaid options, which notice shall be delivered within five (5) Business Days after such exercise (or deemed exercise). The closing shall take place on the Buy-Sell Closing Date at a time during regular business hours specified by the Purchaser and given to Seller no less than five (5) Business Days prior to the Closing Date and at the principal office of the Partnership or such other location as may be Approved by the Partners.
(e)    At the closing on the Buy-Sell Closing Date, the deposit (and all interest accrued thereon) shall be credited against the Purchase Price, and the Purchaser shall pay the balance of the Purchase Price to the Seller (or its designee) and the Seller shall execute and deliver to the Purchaser such deeds, bills of sale, instruments of conveyance, assignments and other instruments as the Purchaser may reasonably require, to give it good and clear title to the Interest of the Seller. In addition, the Seller shall pay any real property or other transfer taxes, if any, incident to such conveyance. All other closing costs shall be borne by the party who customarily bears such costs for real estate transactions in New York, NY.
(f)    Notwithstanding anything to the contrary, if any Sale Right is exercised pursuant to a Lease with respect to a Property that is subject to a Buy-Sell, the Buy-Sell shall not be affected thereby, except that the Specified Valuation Amount (and, accordingly, the Purchase Price) shall be decreased by the value of such Property as set forth in the Buy-Sell Notice.
(g)    All payments required under this Section 11.6, including the deposit and the required payment on the Buy-Sell Closing Date, shall be made in U.S. dollars in immediately available federal funds and, except as provided above with respect to the deposit, shall be paid through wire transfer to such account as the Escrow Agent shall designate. The Partner Group entitled to keep the deposit under the terms of this Section 11.6 shall also be entitled to any interest that was earned on the deposit.
(h)    Purchaser may, at any time prior to the Buy-Sell Closing Date, assign to any Person its right to receive the assignment of part or all of Seller’s Interest, and Seller shall cooperate in good faith with Purchaser’s efforts to structure the transfer to meet Purchaser’s tax and organizational goals. No such assignment shall relieve Purchaser of its obligations hereunder, and such cooperation shall not include expenditures by or increased risk to Seller and shall not delay the closing.
(i)    In the event of a dispute as to the calculation of the Purchase Price or the deposit with respect thereto, or any credits or other adjustments under this Section 11.6, the dispute shall be resolved promptly, upon the request of any Partner delivered prior to the Buy-Sell Closing Date, by the Partnership’s auditor, whose decision shall be final and binding on the Partners absent manifest error. The Buy-Sell Closing Date shall be extended for a reasonable time to the extent necessary to permit the Partnership’s auditor to resolve such dispute.
(j)    Purchaser shall, at or prior to the closing, cause all applicable Lenders or other obligees under any Credit Support given by the Seller or its Affiliates to deliver to the Seller and any Affiliate of the Seller that executed any Credit Support in favor of such Lender or other obligee a release and discharge of the Seller and such Affiliates therefrom (it being agreed, however, that such release or discharge shall not be required to cover (x) any gross negligence, willful misconduct or fraud by Seller and/or its Affiliates on or after the Buy-Sell Closing Date or (y) any events, occurrences, acts or omissions arising or occurring prior to the Buy-Sell Closing Date); provided, however, if, despite its best efforts, the Purchaser is unable to obtain (or cause to be obtained) the contemporaneous release and discharge of the Seller or any of its Affiliates from such Credit Support, then the Purchaser shall cause a creditworthy Affiliate of the Purchaser Approved by the Seller and/or its Affiliates (as applicable) to instead indemnify and hold harmless the Seller and/or its Affiliates (as applicable) from their obligations and liabilities in respect of such Credit Support, pursuant to a written indemnity agreement Approved by the Seller (provided that, in no event shall such indemnity be required to cover obligations and liabilities accruing prior to the Buy-Sell Closing Date or to the extent caused by acts or omissions of the Seller or its Affiliates that involve fraud, willful misconduct or gross negligence).
(k)    If the Purchaser fails to complete the purchase of Seller’s Interest on the Buy-Sell Closing Date in accordance with this Section 11.6, the Purchaser shall be in material default hereunder and the Seller (in addition to any other rights it may have hereunder, at law or in equity, including any right to obtain specific performance) shall be entitled to retain the Purchaser’s deposit and all accrued interest thereon (and Escrow Agent shall promptly release the same from escrow for such purpose) and, in addition, the Seller shall have the right (but not the obligation), upon notice given to the Purchaser within thirty (30) days after such default, to purchase the Purchaser’s Interest at ninety percent (90%) of the amount the Seller would be required to pay the Purchaser under Section 11.6(b)(1) (if the Purchaser was the Offeree) or Section 11.6(b)(2) (if the Purchaser was the Offeror) and

otherwise on the terms set forth in this Section 11.6. Furthermore, the Purchaser shall not thereafter have any right to give a Buy-Sell Notice hereunder (but shall continue to have the right to respond to a Buy-Sell Notice by giving an Offeree Notice). The Partners agree that damages to Seller in the event of Purchaser’s default would be difficult and impracticable to ascertain and the retention of the deposit and all accrued interest thereon is a reasonable estimate of such damages from such default and shall not be considered a penalty.
(l)    If the Seller fails to complete the sale of Seller’s Interest on the Buy-Sell Closing Date in accordance with this Section 11.6, the Seller shall be in material default hereunder and the Purchaser (in addition to any other rights it may have hereunder, at law or in equity, including any right to obtain specific performance) shall be entitled to retain the Purchaser’s deposit and all accrued interest thereon (and Escrow Agent shall promptly release the same from escrow for such purpose) and, in addition, the Purchaser shall have the right (but not the obligation), upon notice given to the Seller within thirty (30) days after such default, to purchase the Seller’s Interest at ninety percent (90%) of the amount the Purchaser would be required to pay the Seller under Section 11.6(b)(1) (if the Seller was the Offeree) or Section 11.6(b)(2) (if the Seller was the Offeror) and otherwise on the terms set forth in this Section 11.6. Furthermore, the Seller shall not thereafter have any right to give a Buy-Sell Notice hereunder (but shall continue to have the right to respond to a Buy-Sell Notice by giving an Offeree Notice).
(m)    The Partnership shall immediately prior to any closing under this Section 11.6 Distribute to the Partners in accordance with Section 5.1 the amount of all funds of the Partnership on hand (for the avoidance of doubt, including the Partnership’s share of any Subsidiary’s funds) on such date to the extent not already accounted for in determining the amount of the Purchase Price or Purchaser shall otherwise pay such amount to Seller on the Buy-Sell Closing Date, and (ii) the Purchase Price shall be (a) decreased by the amount of Distributions made utilizing funds of the Partnership to the extent already accounted for in determining the amount of the Purchase Price and (b) increased by the amount of Capital Contributions and Preferred Contributions made by the Seller, in any case to the extent occurring after the date of the Buy-Sell Notice and on or before the Closing Date.
(n)    In connection with any specific performance remedy available under this Section 11.6, the Partners, for themselves and on behalf of their Affiliates, agree that the arbitrator or judge having jurisdiction over the specific performance remedy shall be entitled to order the appropriate Partner or other Person to execute all necessary documents and to further appoint an appropriate Person to be authorized to execute such documents on behalf of the defaulting Partner or other Person.
(o)    If a Replacement General Partner has been appointed, then contemporaneously with the closing of a Buy-Sell on the Buy-Sell Closing Date or at any time thereafter, the Purchaser shall have the right to purchase or (on behalf of the Partnership) redeem Replacement General Partner’s Interest for a purchase or redemption price, as applicable, equal to the Purchase/Redemption Price (but without limiting any amount that it would receive as a Distribution hereunder in connection with such Buy-Sell if it has a Percentage Interest). If Purchaser desires to exercise such right, it must send notice thereof to Replacement General Partner. The closing of such purchase or redemption shall occur on such date as shall be determined by Purchaser (but not earlier than the Buy-Sell Closing Date and with no less than five (5) Business Days’ advance notice. At the closing of such purchase or redemption, Purchaser and Replacement General Partner shall execute and deliver a purchase or redemption agreement in form and substance reasonably required by Purchaser (provided, however, that such agreement shall provide for an “as-is,” “where-is” transfer of Replacement General Partner’s Interest (without lien or encumbrance thereon other than those created by this Agreement) with customary representations and warranties regarding ownership of the Interest free and clear, due authorization and authority, and other customary terms required by Purchaser. Contemporaneously with such purchase or redemption, Purchaser may cause the Partnership and/or any applicable Subsidiary to terminate any management or other agreement with Replacement General Partner, subject to payment of any amounts due thereunder as a result of such termination.
(p)    If there is more than one Partner in a Partner Group, then such Partners shall act together in all matters arising under this Section 11.6.
11.7    Option Events.
(a)    Notwithstanding anything to the contrary, if upon the delivery of an Option Notice with respect to any Option Event either (i) (x) an Option Notice (a “Prior Notice”) with respect to any other Option Event (a “Priority Event”) has been delivered in accordance with this Agreement less than ninety (90) days prior to the date of any such subsequent Option Notice, (y) the transactions contemplated by such Prior Notice have not been consummated or completed and (z) the right to consummate and complete such transactions has not expired or been rescinded or (ii) an action for specific performance has been instituted and is pending with respect to such Priority Event, then the delivery of such Prior Notice or the institution of any such action for specific performance shall supersede and void the delivery of any such subsequent Option Notice with respect to any Option Event other than such Priority Event.
(b)    Any Option Event shall be subject to compliance with any Leases or other agreements affecting the subject Properties (for the avoidance of doubt, including any documents governing any Loan), all Consent Requirements shall be fulfilled prior to the consummation of any such Option Event and the Partner that is the Initiating Partner (in the event of a ROFO Sale), the Initiating Partner (in the event of a Forced Sale) or the Seller (in the event of a Buy-Sell) shall comply with the requirements of the Leases or other agreements affecting the subject Properties or Interests (for the avoidance of doubt, including any documents governing any Loan and including the terms of any Sale Right) that are applicable to such Option Event. Without limiting the generality of the foregoing, if any Sale Right or Consent Requirement is triggered by the delivery of an Option Notice or otherwise by the exercise of an Option Event, then the Partners shall, as applicable, (i) cooperate to comply with the terms of any such Sale Right or (ii) use commercially reasonable efforts to fulfill any such Consent Requirement.

Section 12.    Dissolution.
12.1    Limitations. The Partnership may be dissolved, liquidated and terminated only pursuant to the provisions of this Section 12, and, to the fullest extent permitted by law but subject to the terms, conditions, limitations and restrictions of this Agreement, the Partners do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership’s assets.
12.2    Exclusive Events Requiring Dissolution. The Partnership shall be dissolved only upon the earliest to occur of the following events (a “Dissolution Event”):
(a)    upon notice from any Partner to the other Partners delivered at any time after the date that is ten (10) years after the Effective Date;
(b)    at any time at the election of all of the Partners in writing;
(c)    at any time there are no Partners (unless otherwise continued in accordance with the Act); or
(d)    the entry of a decree of judicial dissolution pursuant to the Act.
12.3    Liquidation. Upon the occurrence of a Dissolution Event, the business of the Partnership shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Partnership pursuant to the provisions of this Section 12.3, as promptly as practicable thereafter, and each of the following shall be accomplished:
(a)    General Partner shall cause to be prepared a statement setting forth the assets and liabilities of the Partnership as of the date of dissolution, a copy of which statement shall be furnished to all of the Partners.
(b)    The Property and other assets of the Partnership shall be liquidated or Distributed in kind under the supervision of General Partner as promptly as possible, but in an orderly, businesslike and commercially reasonable manner.
(c)    Any gain or loss realized by the Partnership upon the sale of its Property and other assets shall be deemed recognized and allocated to the Partners in the manner set forth in Section 6.1. To the extent that an asset is to be Distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of Distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Section 6.1 and the amount of the Distribution shall be considered to be such fair market value of the asset.
(d)    The proceeds of sale and all other assets of the Partnership shall be applied and Distributed as follows and in the following order of priority:

(1)	to the satisfaction of the debts and liabilities of the Partnership (contingent or otherwise) and the expenses of liquidation or

Distribution (whether by payment or reasonable provision for payment), other than liabilities to Partners or former Partners for Distributions;

(2)	the balance, if any, to the Partners in accordance with Section 5.
(e)    Net Income and Net Losses (and, to the extent necessary, individual items of income, gain, loss or deduction) realized by the Partnership in connection with the liquidation of the Partnership shall be allocated among the Partners in a manner such that, taking into account all prior allocations of Net Income and Net Losses of the Partnership and all Distributions made by the Partnership through the date of such liquidation, the Capital Account of each Partner is, as nearly as possible, equal to the amount that such Partner is entitled to receive pursuant to Section 12.3(d)(2).
12.4    Certificate of Cancellation. Upon completion of the dissolution and liquidation of the Partnership as set forth in this Agreement, General Partner shall execute, acknowledge and cause to be filed with the Secretary of State of the State of Delaware a certificate of cancellation of the Partnership. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of such certificate of cancellation of the Partnership with the Secretary of State of the State of Delaware.
12.5    Continuation of the Partnership. Notwithstanding anything to the contrary, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Partner shall not in and of itself cause the dissolution of the Partnership, and the Partners are expressly authorized to continue the business of the Partnership in such event, without any further action on the part of the Partners.
Section 13.    Indemnification.
13.1    Exculpation. No Partner, Affiliate of a Partner or any officer, director, shareholder, partner, employee, representative or agent of any of them (each, a “Covered Person”) shall be liable to the Partnership or to any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by or pursuant to this Agreement, except that a Covered Person (or the Partner applicable to such Covered Person) shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or fraud or, with respect to a Partner, breach of this Agreement. No general or limited partner of any Partner, shareholder, member or other holder of an equity interest in such Partner or manager, officer or director of any of the foregoing shall be personally liable for the performance of any such Partner’s obligations of this Agreement, but the foregoing shall not relieve any partner or member of any Partner from its obligations to such Partner or any obligations under any agreement between the Partnership and any such Person (for the avoidance of doubt, including any Credit Support provided in accordance herewith).

13.2    Indemnification by the Partnership. The Partnership shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and defend each Partner and its Covered Persons from and against any loss, expense, damage or injury suffered or sustained by such Person (including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (i) such Person’s activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including the provision of Credit Support, (ii) such Person’s status as a Partner, Affiliates, representative, employee or officer of the Partnership or other applicable Person, or (iii) the Partnership’s assets, Property, business or affairs (including the actions of any officer, director, member or employee of the Partnership or any Subsidiaries), in any case to except to the extent caused, contributed or exacerbated by the fraud, gross negligence or willful misconduct of such Partner or any of its Covered Persons. Reasonable expenses incurred by the indemnified Person in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Partnership in advance of the final disposition of such proceeding upon receipt by the Partnership of (a) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Partnership and (b) a written agreement by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which agreement shall be an unlimited general obligation of the indemnified Person but need not be secured. Notwithstanding anything to the contrary, the satisfaction of any indemnification obligation pursuant to this Section 13.2 shall be from and limited to the Partnership and Subsidiary assets (including insurance and any agreements pursuant to which the Partnership, the Subsidiaries and/or the indemnified Person are entitled to indemnification) and no Partner, in such capacity, shall be subject to personal liability in respect of such indemnification obligations.
13.3    Credit Support Indemnification.
(a)    Credit Support Indemnification. Each Partner (the “Credit Support Indemnitor”) shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and defend the Partnership and each other Partner (the “Credit Support Indemnitee”) to the extent the Credit Support Indemnitee or any Person providing Credit Support on behalf of the Credit Support Indemnitee pays more than its share of any claim on Credit Support provided or arranged by the Credit Support Indemnitee for which the Partnership, the Partners and/or their respective Affiliates are jointly and/or severally liable to the extent the Credit Support Indemnitor or any Person providing Credit Support on behalf of the Credit Support Indemnitor has paid less than its share of such claim. A Partner’s share of such claim shall be equal to such Partner’s Percentage Interest as of the time such claim was made; provided, however, to the extent such claim is caused, contributed to or exacerbated by the fraud, willful misconduct or gross negligence of a Partner or its Covered Person or the breach of this Agreement by such Partner, such Partner’s share shall be one hundred percent (100%). For the avoidance of doubt, no Partner (or the Guarantor applicable to such Partner under the joinders delivered in connection with this Agreement) shall be obligated to indemnify a Credit Support Indemnitee in connection with claims on Credit Support to the extent caused, contributed to or exacerbated by the fraud, willful misconduct or gross negligence of such Credit Support Indemnitee or its Covered Person.

(b)    General Indemnification. Notwithstanding any other provision contained herein, each Partner (the “Indemnifying Party”) shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and defend the Partnership, each of its Subsidiaries and each other Partner and its Covered Persons (each, an “Indemnified Party”) from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of (i) any breach of any obligation of the Indemnifying Party under this Agreement, (ii) any material inaccuracy in or breach of any representation or warranty made by the Indemnifying Party in this Agreement, (iii) any material inaccuracy in or breach of any representation or warranty made about the Indemnifying Party or any of its Covered Persons (as opposed to about the Partnership or any of its Subsidiaries or the Properties) in any agreement to which the Partnership or any Subsidiary is a party (including, for the avoidance of doubt, under any documents governing any Loan) which representation or warranty was made with the knowledge of the Indemnifying Party, but not including the Contribution Agreement or the Purchase Agreement (but, for the avoidance of doubt, without limiting the remedies thereunder), and (iv) the fraud, gross negligence or willful misconduct of the Indemnifying Party or its Covered Persons, in each case except to the extent arising out of the fraud, gross negligence or willful misconduct on the part of, or by, such Indemnified Party or its Covered Persons.
(c)    Guarantees. As of the Effective Date, (i) the Partners in the LXP Partner Group have caused their creditworthy Affiliate Approved by Investor Partner (such Affiliate, the “LXP Guarantor”) to guaranty certain obligations of the LXP Partners pursuant to a joinder in the form attached hereto as Exhibit E-1, and (ii) Investor Partner has caused one or more of its creditworthy Affiliates Approved by the LXP Partners (such Affiliates, individually or collectively as the context requires, the “DK Guarantor”) to guaranty certain obligations of the DK Partner Group pursuant to a joinder in the form attached hereto as Exhibit E-2. A Partner may from time to time, including in connection with a Transfer permitted hereunder, replace any Guarantor applicable to such Partner that has signed such a joinder with a new guarantor or guarantors Approved by the Partners in the other Partner Group under a form of joinder substantially in the then-current form of joinder applicable to such Partner or such other form as the Partners in the other Partner Group may otherwise Approve, and upon such replacement the replaced Guarantor shall be released from its obligations under its joinder pursuant to a writing in a form Approved by the requesting Partner and the Partners of the other Partner Group. Notwithstanding anything to the contrary, if a replacement guarantor Approved as provided above is comprised of two (2) or more Persons, then such Persons shall provide such joinder on a joint and several basis.
13.4    Survival. The terms of this Section 13 shall survive termination of this Agreement and the withdrawal of, or Transfer of an Interest by, a Partner.
Section 14.    Miscellaneous.
14.1    Notices. Whenever any notice or any other communication is required or permitted to be given under any provision of this Agreement (as, for example, where a Partner is permitted or required to “notify” the other Partner) (each, a “Notice”), such Notice shall be in writing, signed by or on behalf of the Partner giving the Notice, and shall be deemed to have been given on the earliest to occur of (a) the date of the actual delivery, (b) if mailed, three Business Days after the date mailed by certified or registered mail, return receipt requested, with postage prepaid, (c) if sent with a reputable air or ground courier service, fees prepaid, the date on which such courier represents such Notice will be available for delivery, or (d) if by email, on the day of sending such email, if sent before 5:00 p.m. New York time on a Business Day (and otherwise, on the next Business Day), in each case to the respective address(es) of the Partner to whom such Notice is to be given as set forth below, or at such other address of which such Partner shall have given Notice to the other Partner as provided in this Section 14.1; provided, however, that the primary address for Notices hereunder of a Partner shall at all times be a physical address located in the United States of America. Any such Notice sent by email must also be confirmed within two Business Days by delivering such Notice by one of the other means of delivery set forth in this Section 14.1, unless the receiving Partner actually responds to such Notice (provided, that an automated read receipt or similar automated response shall not constitute response for purposes of the foregoing). Legal counsel for any Partner may give Notice on behalf of such Partner. The Partners intend that the requirements of this Section 14.1 cannot be waived or varied by course of conduct. Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or communication shall refer to the date such communication is deemed to have been given under the terms of this Section 14.1. Rejection or other refusal to accept or the inability to deliver because of changed address of which no Notice was given under this Section 14.1 shall be deemed to constitute receipt of a Notice. Notwithstanding anything to the contrary, reports, responses to information requests, and other day-to-day correspondence from General Partner may be provided by electronic mail without the requirement of providing copies thereof to legal counsel for a Partner or of confirming such matters through other means of delivery.

If to any LXP Partner:	c/o Lexington Realty Trust One Penn Plaza, Suite 4015 New York, New York 10119 Attention: Brendan Mullinix
with copies to:
c/o Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, New York 10119
Attention: Joseph Bonventre, Esq.
Paul Hastings LLP
101 California Street
San Francisco, California 94111
Attention: David A. Hamsher

If to Investor Partner:	c/o Davidson Kempner Capital Management LP 520 Madison Avenue, 30th Floor New York, New York 10022 Fax (212) 371-4318 Attention: Josh Morris

with copies to:
c/o Davidson Kempner Capital Management LP
520 Madison Avenue, 30th Floor
New York, New York 10022
Fax (212) 371-4318
Attention: Kevin Dibble
c/o Davidson Kempner Capital Management LP
520 Madison Avenue, 30th Floor
New York, New York 10022
Fax (212) 371-4318
Attention: Andrew Shore

14.2    Governing Law. This Agreement and the rights of the Partners hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware. Each Partner irrevocably submits to the jurisdiction of the New York state courts within New York County and the federal courts sitting in the State of New York and agrees that all matters involving this Agreement shall be heard and determined in such courts. Each Partner waives irrevocably the defense of inconvenient forum to the maintenance of such action or proceeding.
14.3    Successors. This Agreement shall be binding upon, and inure to the benefit of, the Partners and their respective successors and permitted assigns. Except as otherwise provided herein, any Partner who Transfers its Interest as permitted by the terms of this Agreement shall have no further liability or obligation hereunder, except with respect to claims arising prior to such Transfer.
14.4    Interpretation. Wherever in this Agreement the context requires, references to the masculine shall be deemed to include the feminine and the neuter and vice-versa, and references to the singular shall be deemed to include the plural and vice versa. Unless otherwise specified, whenever in this Agreement, including its Exhibits, reference is made to any Recital, Article, Section, Exhibit, Schedule or defined term, the reference shall be deemed to refer to the Recital, Article, Section, Exhibit, Schedule or defined term of this Agreement. Any reference to a Recital, an Article or a Section includes all subsections and subparagraphs of that Recital, Article or Section. Section and other headings, the table of contents and the names of defined terms are for the purpose of convenience of reference only and are not intended to, nor shall they, modify or be used to interpret the provisions of this Agreement. Except as otherwise explicitly provided herein, the use in this Agreement of the words “including”, “such as” or words of similar import when accompanying any general term, statement or matter shall not be construed to limit such term, statement or matter to such specific terms, statements or matters. The term “Dollars” (whether or not capitalized) and the symbol “$” mean United States Dollars. In the event of a conflict between the Recitals and the remaining provisions of this Agreement, the remaining provisions shall prevail.
14.5    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Partners shall use their respective commercially reasonable efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions that would produce as nearly as possible the rights and obligations previously intended by the Partners without renegotiation of any material terms and conditions stipulated herein.
14.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become effective when the Partners have duly executed and delivered signature pages of this Agreement to each other. Delivery of this Agreement may be effectuated by hand delivery, mail, overnight courier or electronic communication (including by PDF sent by email, facsimile or similar means of electronic communication). Any signatures (including electronic signatures) delivered by electronic communication shall have the same legal effect as physically delivered original signatures.
14.7    Entire Agreement. This Agreement and the other written agreements described herein among the Partners entered into as of the Effective Date constitute the entire agreement among the Partners relating to the subject matter hereof. In the event of any conflict between this Agreement and such other written agreements, the terms and provisions of this Agreement shall govern and control.
14.8    Amendment. The only way to amend or otherwise modify this Agreement is for the Partners to sign and deliver a written instrument in their sole and absolute discretion that expresses the intent to amend or otherwise modify this Agreement.
14.9    Further Assurances. Subject to the other terms and conditions of this Agreement, each Partner agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be reasonably necessary or expedient to effectuate more fully this Agreement or any provisions hereof or to carry on the business contemplated hereunder.
14.10    Time. Time is of the essence with respect to each provision of this Agreement in which time is a factor. References in this Agreement to days shall be to calendar days, unless otherwise specified; provided, that if the last day of any period to give notice, reply to a notice, meet a deadline or to undertake any other action occurs on a day that is not a Business Day, then the last day for giving the notice, replying to the notice, meeting the deadline or undertake the action shall be the next succeeding Business Day, or if such requirement is to give notice before a certain date, then the last day shall be the preceding Business Day.
14.11    No Third-Party Rights. The provisions of this Agreement are for the exclusive benefit of the Partners (and, as set forth herein, the Covered Persons), and no other Person (including any creditor of the Partnership, any Partner or their respective Affiliates) shall have any right or claim against any Partner by reason of those provisions or be entitled to enforce any of those provisions against any Partner.
14.12    Incorporation by Reference. Every Exhibit attached to this Agreement is incorporated in this Agreement by reference.
14.13    Limitation on Liability. Except as set forth in Section 13, the Partners shall not be bound by, or be personally liable for, by reason of being a Partner, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Partnership, and the liability of each Partner shall be limited solely to the amount of its Capital Contributions as provided under Section 4. Except as set forth in Section 13.3(b), any claim against any Partner (the “Partner in Question”) that may arise under this Agreement shall be made only against, and shall be limited to, such Partner in Question’s Interest, the proceeds of the sale by the Partner in Question of such Interest or the undivided interest in the assets of the Partnership Distributed to the Partner in Question pursuant to Section 12.3(d). Except as set forth in Section 13.3(b), any right to proceed against (i) any other assets of the Partner in Question or (ii) any agent, officer, director, member, partner, shareholder or employee of the Partner in Question or the assets of any such Person, as a result of such a claim against the Partner in Question arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.
14.14    Attorneys’ Fees. In the event any Partner brings legal action for a breach of or to enforce this Agreement, the substantially prevailing Partner shall be entitled to reasonable attorneys’ fees, expenses and court costs, including those relating to any appeal.
14.15    Remedies Cumulative. The rights and remedies given in this Agreement and by law to a Partner shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Partner under the provisions of this Agreement or given to a Partner by law.
14.16    No Waiver. One or more waivers of the breach of any provision of this Agreement by any Partner shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Partner to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Partner by reason of such breach be deemed a waiver by a Partner of its remedies and rights with respect to such breach.
14.17    Limitation on Use of Names. Notwithstanding anything to the contrary, each Partner as to itself agrees that neither it nor any of its Affiliates, agents or representatives is granted a license to use nor shall use the name of the other Partners under any circumstances whatsoever, provided that such names may be used in furtherance of the business of the Partnership but only as and to the extent Approved by such other Partners in their respective sole and absolute discretion or as otherwise permitted in Section 9.
14.18    Publicly Traded Partnership Provision. Each Partner hereby severally covenants and agrees with the other Partners for the benefit of such Partners, that (i) it is not currently making a market in Interests and will not in the future make such a market and (ii) it will not Transfer its Interest on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of section 7704 of the Code and the Regulations, rulings and other pronouncements of the U.S. Internal Revenue Service or the Department of the Treasury thereunder.
14.19    Press Releases. No Partner shall (and each Partner shall cause its Affiliates not to) issue any press releases in connection with the formation of the Partnership that names a Partner, its Affiliates, or the direct or indirect shareholders, partners, members, officers or directors of any of them or the transactions contemplated by this Agreement, except (and notwithstanding Section 9) with the Approval of such Partner in its sole and absolute discretion.
14.20    No Construction Against Drafter. This Agreement has been negotiated and prepared by Investor Partner and its attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.
14.21    Good Faith Negotiations. If a Partner fails to Approve a matter for which the Approval by such Partner is required or permitted hereunder within the period required therefor (or, if no period is specified, within ten (10) Business Days following request therefor), then any Partner may give the other Partner notice thereof (a “Negotiation Notice”) and the Partners shall attempt to resolve such matter through good faith negotiations within fifteen (15) days following delivery of such Negotiation Notice (as such period may be extended from time-to-time with the Approval of the Partners in their respective sole discretion, the “Negotiation Period”). Representatives of the Partners with decision-making authority shall meet in-person at the New York office of Investor Partner (or at another mutually Approved location) at least once during the Negotiation Period.
14.22    Approvals. No Partner shall (and each Partner shall cause each of its Affiliates not to) unreasonably withhold, condition or delay its Approval of any act, omission or matter that is subject to such Approval pursuant to the terms of this Agreement, except as otherwise expressly provided herein.
14.23    Binding Agreement. Notwithstanding any other provision of this Agreement, the Partners agree that this Agreement constitutes a legal, valid and binding agreement of the Partner, and is enforceable against the Partners in accordance with its terms.
Section 15.    Insurance. During the Term, General Partner, on behalf of the Partnership, shall procure and maintain insurance as is reasonably determined to be appropriate by General Partner, naming the Partnership, General Partner and each other Partner as insureds (or additional insureds) thereunder.
Section 16.    Title.
16.1    Title Policies. The Partners acknowledge that in connection with the Initial Capital Contributions of the Fee Owners of the Contributed Properties under the Contribution Agreement and the purchase of the Fee Owners of the Sold Properties under the Purchase Agreement, Lexington and Lepercq Corporate Income Fund L.P. (“LCIF”) provided an Owner’s Affidavit and Non-Imputation Affidavit (the “Owner’s Affidavit”) to First American Title Insurance Company (the “Title Company”). In addition, pursuant to a Non-Imputation-Additional Insured Endorsement (ALTA 15.1), the Partnership and the Investor Partner were named as additional insureds under the title policies obtained by the Fee Owners (the “Owner’s Title Policies”). Furthermore, title policies were obtained by the Lender in connection with the Loan obtained by the Partnership and/or its Subsidiaries on the Effective Date (the “Lender’s Title Policies”).

16.2    Partnership and Partner Claims Under Owner’s Title Policies. No Partner shall make (or cause the Partnership or any Subsidiary to make or permit its Affiliates to make) any claim against the Title Company under any Owner’s Title Policy to the extent that such claim could reasonably be expected to result in a claim being made by the Title Company against Lexington and/or LCIF under the Owner’s Affidavit, including as a result of or arising out of any right of first refusal or right of first offer under any of the Leases, in any case without the Approval of the Partners in the LXP Partner Group in their respective sole and absolute discretion; provided, however, that the foregoing shall not prohibit Investor Partner from making a claim against the Title Company under any Owner’s Title Policy with respect to mechanics’ liens on any Property, but only to the extent that such claim does not constitute an Exception Matter under and as defined in the Purchase Agreement or the Contribution Agreement, as applicable (a “ML Claim”).
16.3    Recoveries under Owner’s Title Policies. Any amount paid to the Partnership, any Subsidiary, any Partner or any Affiliate of a Partner under any Owner’s Title Policy shall be solely for the account of the Partnership and, to the extent paid to a Partner or an Affiliate of a Partner, such Partner shall promptly on receipt remit such payment the Partnership.
16.4    Indemnification. The Partnership shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and defend each Partner in the LXP Partner Group and their respective Covered Persons, including Lexington and LCIF, from and against any loss, expense, damage or injury suffered or sustained by such Person (including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of any claim under the Owner’s Affidavit, except to the extent arising as a direct result of (i) with respect to a permitted claim by the Partnership, any Subsidiary or Partner under any Owner’s Title Policy, a ML Claim, or (ii) with respect to a claim made under the Lender’s Title Policies, the fraud, gross negligence or willful misconduct of any Partner in the LXP Partner Group or any of their respective Covered Persons. Reasonable expenses incurred by the indemnified Person in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Partnership in advance of the final disposition of such proceeding upon receipt by the Partnership of (a) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Partnership and (b) a written agreement by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which agreement shall be an unlimited general obligation of the indemnified Person but need not be secured. Notwithstanding anything to the contrary, the satisfaction of any indemnification obligation pursuant to this Section 16.4 shall be from and limited to the Partnership and Subsidiary assets (including insurance and any agreements pursuant to which the Partnership, the Subsidiaries and/or the indemnified Person are entitled to indemnification) and no Partner, in such capacity, shall be subject to personal liability in respect of such indemnification obligations.
16.5    Survival and Third Party Beneficiaries. The terms of this Section 16 shall survive termination of this Agreement and the withdrawal of, or Transfer of an Interest by, a Partner. LCIF and Lexington are intended third party beneficiaries of this Section 16.

Section 17.    Richmond, VA Property. It is the Partners’ intent that the Partnership will acquire the Sold Property in Richmond, VA set forth on Exhibit A in 2018 and that the Percentage Interests of the Partners shall be eighty percent (80%) for Investor Partner and twenty percent (20%) for the LXP Partners (in the aggregate). Investor Partner’s Initial Capital Contribution and Percentage Interest are determined on the Effective Date taking into account $37,611,576.80 attributable to such Property. For purposes of the calculation of the Asset Management Fee, Net Profit and Net Loss (and otherwise), such Capital Contribution is deemed to have been made on the Effective Date and the results of such Property will be included in Distributable Funds. If the closing of the acquisition of such Property occurs in 2018, upon the closing the Partners will make such adjustments as are reasonably necessary (including by making such Capital Contributions and Distributions as may be required) to reflect such closing such that the Percentage Interests are eighty percent (80%) for Investor Partner and twenty percent (20%) for the LXP Partners (in the aggregate). If the closing of the acquisition of such Property does not occur in 2018, then the results of such Property will not be included by the Partnership in Distributable Funds (or otherwise) in 2018 and will be distributed to Lexington, Investor Partner’s Initial Capital Contribution shall be reduced by the $37,611,576.80 attributable to such Property as if such closing had not occurred on the Effective Date and the Partners will make such Capital Contributions and Distributions as are required in order for the Percentage Interests to be eighty percent (80%) for Investor Partner and twenty percent (20%) for the LXP Partners (in the aggregate). If such closing occurs in 2019, upon the closing the Partners will make such adjustments as are reasonably necessary (including by making such Capital Contributions and Distributions as may be required) to reflect such closing such that the Percentage Interests remain eighty percent (80%) for Investor Partner and twenty percent (20%) for the LXP Partners (in the aggregate). Notwithstanding anything to the contrary, the Partner’s respective Pro Rata Shares for purposes of making Additional Capital Contributions prior to the earlier of such closing or, if such closing does not occur in 2018, the resulting Capital Contributions described above, shall be eighty percent (80%) for Investor Partner and twenty percent (20%) for the LXP Partners (in the aggregate). To the extent a taxing authority concludes that the Property was not properly treated as a Partnership asset, the Partnership shall, to the extent of any Cash Flow from such Property, reimburse the LXP Partners for any costs of the LXP Partners or their Affiliates, without duplication, including tax payments. The Partners shall cooperate in good faith to take such actions as shall be reasonably necessary to effectuate the foregoing.
[Signatures on Next Page]

IN WITNESS WHEREOF, this Agreement is executed by the Partners as of the Effective Date.
INVESTOR PARTNER:

LX JV INVESTOR LLC,
a Delaware limited liability company
By: Midtown Acquisitions GP LLC, its manager

By:	/s/ Avram Z. Friedman
Name:	Avram Z. Friedman
Title:	Manager

LXP LP1:
NLSAF LP1 LLC,
a Delaware limited liability company

By:	LXP Manager Corp., a Delaware corporation, its manager

By:	/s/ T. Wilson Eglin
Name:	T. Wilson Eglin
Title:	President

LXP LP2:

UHA LP2 LLC,
a Delaware limited liability company

By:	LXP Manager Corp., a Delaware corporation, its manager

By:	/s/ T. Wilson Eglin
Name:	T. Wilson Eglin
Title:	President

LXP GP:

LXPDK GP LLC,
a Delaware limited liability company

By:	LXP Manager Corp., a Delaware corporation, its manager

By:	/s/ T. Wilson Eglin
Name:	T. Wilson Eglin
Title:	President

EXHIBIT A

Properties

TXU	6555 Sierra Dr.	Irving	TX	Sold Property
Experian	601/701 Experian Pkwy.	Allen	TX	Sold Property
Georgia Power	2500 Patrick Henry Pkwy.	McDonough	GA	Contributed Property
Schlumberger	10001 Richmond Ave.	Houston	TX	Sold Property
Motel 6	4001 International Pkwy.	Carrollton	TX	Contributed Property
inVentiv	500 Olde Worthington Rd.	Westerville	OH	Sold Property
Amazon	500 Kinetic Dr.	Huntington	WV	Sold Property
GHX/Rogue	1315 W. Century Dr.	Louisville	CO	Sold Property
Trizetto	9655 Maroon Circle	Englewood	CO	Sold Property
Nevada Power	6226 W. Sahara Ave.	Las Vegas	NV	Sold Property
Atlantic Health	333 Mount Hope Ave.	Rockaway	NJ	Sold Property
USG	810 Gears Rd.	Houston	TX	Sold Property
Arrow	9201 East Dry Creek Rd.	Centennial	CO	Sold Property
TMG	25 Lakeview Drive	Jessup	PA	Sold Property
Encana	143 Diamond Avenue	Parachute	CO	Sold Property
CEC	231 N. Martingale Rd.	Schaumburg	IL	Sold Property
BIVI	3902 Gene Field Rd	St. Joseph	MO	Sold Property
MS Consultants	2221 Schrock Road	Columbus	OH	Sold Property
Nissan	8900 Freeport Parkway	Irving	TX	Sold Property
Avid	1210 AvidXchange Lane	Charlotte	NC	Sold Property
McGuire Woods	800 East Canal St	Richmond	VA	Sold Property

A-1
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EXHIBIT B

Major Decisions
(i)the acquisition by purchase, exchange or otherwise of any material asset after the Effective Date, except to the extent provided for in the Approved Annual Business Plan;
(ii)    the construction, alteration, improvement, repair, rehabilitation, razing, rebuilding or replacement of any building or other improvements or the making of any capital improvements, replacements, repairs, alterations or changes in, to or on any asset, or any part thereof, except to the extent provided for in the Approved Annual Business Plan; provided that repairs of an Emergency nature may be undertaken without prior approval of the Partners provided General Partner notifies each Partner in writing thereof within two (2) Business Days following the commencement of such Emergency repairs;
(iii)    the reinvestment for restoration purposes of (a) insurance proceeds in excess of Five Hundred Thousand Dollars ($500,000) received by the Partnership or Subsidiary(ies) in connection with the damage or destruction of any asset (except to the extent required by the applicable policies, Leases or documents governing any Loan) or (b) condemnation proceeds in excess of Five Hundred Thousand Dollars ($500,000) received by the Partnership or Subsidiary(ies) in connection with the taking or settlement in lieu of a threatened taking of all or any portion of any asset; provided that (x) if the determination is made not to reinvest any such insurance or condemnation proceeds, then so much thereof as may be necessary will be applied to the razing or other disposition of the remaining improvements as may be required by law or by a reasonably prudent property manager and the balance of such insurance or condemnation proceeds will be Distributed in accordance with Section 5 and (y) any distribution of such insurance or condemnation proceeds will be a Distribution of capital proceeds;
(iv)    the commencement of any case, proceeding or other action seeking protection for the Partnership or Subsidiary(ies) as debtor under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors; any consent to the entry of an order for relief in or institution of any case, proceeding or other action brought by any third-party against the Partnership or Subsidiary(ies) as a debtor under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors; the filing of an answer in any involuntary case or proceeding described in the previous clause admitting the material allegations of the petition therefor or otherwise failing to contest any such involuntary case or proceeding; the seeking of or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or Subsidiary(ies) or for a substantial portion of its assets; any assignment for the benefit of the creditors of the Partnership or Subsidiary(ies); or the admission in writing that the Partnership or Subsidiary(ies) is unable to pay its debts as they mature or that the Partnership or Subsidiary(ies) is not paying its debts as they become due;
(v)    the extension of the statute of limitations for assessing or computing any tax liability against the Partnership or the amount of any Partnership tax item or the settlement of any dispute with respect to any income, or any other matter, or tax that would require payment in excess of $250,000;

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EXHIBIT B

(vi)    (a) a merger or recapitalization of the Partnership or any of the Subsidiary(ies) or (b) a sale or other disposition, including a disposition by lease, of any or all of the assets of the Partnership or Subsidiary(ies), in any case except in accordance with the provisions of this Agreement;
(vii)    the financing or refinancing of, or the increasing of any mortgage indebtedness encumbering any asset, or any portion thereof or any interest or estate therein, whether recourse or non-recourse to the Partnership or Subsidiary(ies), or the incurrence of indebtedness secured by any asset, or any portion thereof or any interest or estate therein, or the incurrence of any other secured or unsecured borrowings or other indebtedness by the Partnership or Subsidiary(ies), or repayment of such items, including determination of the terms and conditions thereof, and any amendments to such terms and conditions or otherwise with respect to anything in this clause (vii) except (x) as contemplated in the Approved Annual Business Plan and (y) increases in the mezzanine Loan with respect to the Property described on Exhibit A located in Charlotte, North Carolina, up to an aggregate maximum principal balance of $9,500,000;
(viii)    the approval of the Annual Budget, including any line item, and any amendment to an Approved Annual Budget;
(ix)    the incurring of any cost or expense for any Fiscal Year, other than a Permitted Expense;
(x)    the entering into of any transaction or agreement with or for the benefit of, or the employment or engagement of, any Affiliate of a Partner, but not including any such transaction or agreement with an Affiliate of any Partner as property manager for any Property, so long as the fees and reimbursements to be paid to such Affiliate are reasonable and customary;
(xi)    except as required by Lenders under any documents governing any Loan, the establishment of a reserve for working capital, capital expenditures or to pay other costs and expenses incident to ownership of the assets of the Partnership or Subsidiary(ies) and for such other purposes of the Partnership or Subsidiary(ies) in excess of an aggregate of (A) One Hundred Thousand Dollars ($100,000) per Property or (B) Five Hundred Thousand Dollars ($500,000) in the aggregate;
(xii)    the initiation of legal proceedings or arbitration by the Partnership or Subsidiary(ies), the confession of judgment or the settlement of any litigation against the Partnership or Subsidiary(ies) involving an uninsured claim in excess of (A) One Hundred Thousand Dollars ($100,000) per claim or (B) Five Hundred Thousand Dollars ($500,000) in the aggregate; provided that the initiation of such legal proceedings or arbitration (x) in connection with any matter of an Emergency nature, or (y) for the collection of rent, will not be a Major Decision;
(xiii)    with respect to any lease of any asset of the Partnership or Subsidiary(ies), or part thereof or interest therein, the entering into, amending, extending or renewing thereof, in each case not already approved as part of the Approved Annual Business Plan, except

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EXHIBIT B

for ministerial amendments or amendments documenting the exercise of any unilateral right of the tenant thereunder;
(xiv)    the admission of a new partner or member to the Partnership or any Subsidiary or acquisition by an existing Partner of an additional interest in the Partnership, except in any case with respect to the Partnership for the exercise of the procedures set forth in Section 8.1(c)(i), Section 11.5 or Section 11.6;
(xv)    except in connection with items set forth in the Approved Annual Business Plan or items constituting a Permitted Expense, the entry into any agreement by the Partnership or Subsidiary(ies) involving more than One Hundred Thousand Dollars ($100,000) of consideration or having a term in excess of one (1) year and in all cases any property management agreement (other than a property management agreement with an Affiliate of Lexington or a property management agreement in place prior to closing) or brokerage agreement;
(xvi)    the winding up or dissolution of the Partnership or Subsidiary(ies), other than as set forth in this Agreement;
(xvii)    selection or termination of auditors (consent not to be unreasonably withheld, conditioned or delayed) for an audit under Section 7.1 in the event that Lexington’s then-current public accounting firm auditor is not a nationally recognized independent public accounting firm registered with the Public Company Accounting Oversight Board;
(xviii)    making any loans to third-parties in excess of Two Hundred Fifty Thousand Dollars ($250,000) (excluding, in all cases, tenant improvement allowances and any other lease incentive);
(xix)    agreeing to any forbearance, deed in lieu of foreclosure or similar transaction; and
(xx)    taking any action that would require any Partner or one or more of its Affiliates to guaranty any obligation of the Partnership or its Subsidiaries or provide any other Credit Support in any case other than as required pursuant to this Agreement.
Notwithstanding anything to the contrary, General Partner will be authorized to execute non-binding letters of intent (which may include customary binding provisions such as confidentiality or other items that do not in and of themselves constitute a Major Decision) with respect to property and operational actions that constitute Major Decisions.

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EXHIBIT C

Reports
(a)Quarterly Reports. Within forty-five (45) days of the end of each of the first three quarters of each Fiscal Year, General Partner shall cause each Partner to be furnished with the following items, computed as of the last day of the applicable period, calculated for such period and for the Fiscal Year to date:
(1)(A) an unaudited financial statement for the Partnership for such quarter and for the Fiscal Year to Date, prepared in accordance with generally accepted accounting principles in the United States, consistently applied, consisting of a balance sheet, a statement of cash flows, a statement of operations and a statement of changes in the Partners’ Capital Accounts, (B) a narrative summary of material changes in the financial condition of the Partnership, (C) a report of accounts receivable aging and allowance for doubtful accounts (if applicable), (D) Loan covenant calculations (if applicable), (E) Bank reconciliations for all accounts and accompanying account statements (“Reconciliation Statements”), and (F) calculations in sufficient detail to verify the accuracy of all fees and other amounts paid or payable to General Partner and/or its Affiliates; and
(2)    commencing with the quarter ending March 31, 2019, a report with respect to each Property, consisting of (A) a rent roll (provided that the rent rolls for all Properties may be delivered as a single document, so long as such rent roll categorizes the tenants listed thereunder by Property), (B) a narrative summary of any material changes to property operation, physical condition, capital expenditures, leasing and occupancy (including occupancy rate, new vacancies, prospective tenants, instances of lease non-compliance, material tenant communication and other relevant commentary), in each case to the extent known by General Partner, (C) a report regarding payment by tenants of taxes, to the extent tenants are required to make such payments pursuant to the applicable Leases, (D) a report regarding the status of the certificates of insurance for all insurance required to be maintained by tenants pursuant to the Leases, (E) tenant financial statements (to the extent required under the applicable Leases and within the possession or reasonable control of the applicable Fee Owners), (F) reports required to be and actually delivered by tenants under the Leases (to the extent within the possession of the applicable Fee Owners) and (D) a statement for the quarter and year-to-date showing each variance from the budget line items in the Approved Annual Budget exceeding Twenty Thousand Dollars ($20,000).
(b)    Annual Reports. General Partner shall cause each Partner to be furnished with the following items computed as of the last day of the Fiscal Year:
(1)    within forty-five (45) days of the end of each Fiscal Year, unaudited financial statements of the Partnership for such Fiscal Year, prepared in accordance with generally accepted accounting principles in the United States, consistently applied (consisting of (i) a balance sheet as of the end of such Fiscal Year, (ii) a statement of changes in the Partners’ Capital Accounts, (iii) a statement of profit and loss for such Fiscal Year, showing Net Operating Income for such Fiscal Year, and (iv) a statement of cash flows);

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(2)    within seventy-five (75) days of the end of each Fiscal Year, the report required under Section (a) above; and
(3)    within one-hundred twenty (120) days of the end of each Fiscal Year an audited financial statement of the Partnership for such Fiscal Year, prepared in accordance with generally accepted accounting principles in the United States, consistently applied (consisting of (i) a balance sheet as of the end of such Fiscal Year, (ii) a statement of changes in the Partners’ Capital Accounts, (iii) a statement of profit and loss for such Fiscal Year, and (iv) related note disclosure), together with an auditor’s report of an accounting firm selected by General Partner in accordance with Section 7.2(b).
(c)    Additional Reports. General Partner shall cause each Partner to be (A) provided “view only” access to services and reports procured by General Partner or its Affiliates to track tenant taxes and (B) furnished with such other customary reports, statements and information regarding the Partnership and any Property as any Partner may reasonably request from time to time.

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EXHIBIT D

Credit Support as of the Effective Date

1.
Guaranty of Recourse Obligations dated December 8, 2017 between Lexington Realty Trust (Guarantor) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (Lender)

2.
Environmental Indemnity Agreement dated December 8, 2017 between Lex Charlotte AXC L.P. (Borrower) and Lexington Realty Trust (Guarantor) (Together as Indemnitor) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (Indemnitee)

3.	Guaranty of Recourse Obligations dated December 8, 2017 between Lexington Realty Trust (Guarantor) and LCP NC AXC LLC (Lender)

4.	Environmental Indemnity Agreement dated December 8, 2017 between Lex Charlotte AXC Mezz L.P. (Borrower) and Lexington Realty Trust (Guarantor) (Together as Indemnitor) and LXP NP AXC LLC (Lender)

5.	Guaranty of Recourse Obligations dated February 4, 2016 between Lexington Realty Trust (Guarantor) and UBS Real Estate Securities Inc. (Lender)

6.
Environmental Indemnity Agreement dated February 4, 2016 between Lex Richmond L.P. and Lex Richmond Tenant L.P. (collectively Borrower) and Lexington Realty Trust (Guarantor) (together as Indemnitor) and UBS Real Estate Securities Inc. (Indemnitee)

7.	Guaranty Agreements dated on or about the Effective Date by Lexington Realty Trust (Guarantor) for the benefit of Bank of America, N.A. (Lender)

8.
Environmental Indemnity Agreements dated on or about the Effective Date by certain Subsidiaries and Lexington Realty Trust (Guarantor) (together as Indemnitor) in favor of Bank of America, N.A. (Indemnitee)

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Form of LXP Guarantor Joinder
JOINDER BY LEXINGTON REALTY TRUST
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [•], a [•] (“LXP Guarantor”), hereby absolutely, unconditionally and irrevocably guarantees to the DK Partner Group (as defined in the Agreement (as defined below)), and each of them, that all indemnification, defense and hold harmless obligations of the LXP Partners (as defined in the Agreement) under the Limited Partnership Agreement of NNN Office JV, L.P., dated as of August 31, 2018, as the same may be amended from time to time in accordance with the terms thereof (such agreement, the “Agreement”) will be timely satisfied. In addition, LXP Guarantor shall fully and promptly pay upon written demand of DK Partner Group, or any of them, all reasonable, out-of-pocket, third-party costs and expenses, including reasonable fees and out-of-pocket expenses of attorneys and expert witnesses, incurred by DK Partner Group as a prevailing party in enforcing its rights under this Joinder. Capitalized terms used in this Joinder and not otherwise defined herein shall have the same meanings as set forth in the Agreement. LXP Guarantor represents that LXP Guarantor will derive substantial benefits from the entry by the DK Partner Group into the Agreement and the transactions contemplated thereby and acknowledges that LXP Guarantor’s execution of this Joinder is a material inducement and condition to the DK Partner Group’s execution of the Agreement. LXP Guarantor shall not have the right to assign any of its rights or obligations under this Joinder without the consent of the DK Partner Group. LXP Guarantor agrees to at all times maintain a Liquidity of at least Twenty Million Dollars ($20,000,000) and a Net Worth of at least One Hundred Million Dollars ($100,000,000).
This Joinder and LXP Guarantor’s obligations hereunder are a continuing and irrevocable obligation of LXP Guarantor and shall remain in full force and effect until the dissolution of the Partnership in accordance with the Agreement and satisfaction in full of any then outstanding obligations hereunder. LXP Guarantor’s guaranty and liability under this Joinder are absolute and unconditional and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following: (i) any lack of genuineness, regularity, validity, legality or enforceability, or the voidability of, the Agreement; (ii) the failure of the Partnership, any Subsidiary, any Partner or any Affiliate of any Partner to exercise or to exhaust any right or remedy or take any action against any Person or any collateral or other security available to it; (iii) any amendment or modification of the terms of the Agreement; (iv) any failure or delay of the Partnership, any Subsidiary, any Partner or any Affiliate of any Partner to exercise, or any lack of diligence in exercising, any right or remedy with respect to the Agreement; (v) any dealings or transactions between the Partnership and/or any of the Partners or any of their Affiliates relating to the Agreement, whether or not LXP Guarantor shall be a party to or cognizant of the same; (vi) the failure to give LXP Guarantor notice of any breach; and/or (vii) any other circumstance that might constitute a legal or equitable discharge or defense available to the Partnership, the LXP Partners or any of their respective Affiliates, whether similar or dissimilar to the foregoing, other than the defense of (a) payment and performance, or (b) the claim against the LXP Partners is not due and owing under the terms of the Agreement or that the LXP Partners have performed. LXP Guarantor expressly waives the following: (a) notice of acceptance of the Agreement; (b) any requirement of promptness, diligence, presentment, protest, notice of dishonor, notice of demand and notice of acceptance;

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(c) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Joinder, or the interpretation, breach or enforcement of such obligations; and (d) all rights of subrogation and any other claims that it may now or hereafter acquire against the LXP Partners or any insider that arise from the existence, payment, performance or enforcement of LXP Guarantor’s obligations under this Joinder until such time as LXP Guarantor’s obligations under this Joinder are performed and paid in full (or this Joinder is terminated). LXP Guarantor’s guaranty under this Joinder is a present guaranty of payment and performance and not of collection. Notwithstanding anything to the contrary contained herein, LXP Guarantor’s liability shall extend to all amounts and performance of all of its obligations under this Joinder notwithstanding the fact that the Agreement becomes unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding.
LXP Guarantor hereby represents, warrants and certifies as of the Effective Date to the DK Partner Group as follows: (i) the execution, delivery and performance under this Joinder by LXP Guarantor will not violate any provision of any law, regulation, order or decree of any governmental authority, bureau or agency or of any court binding on LXP Guarantor, or of any contract, undertaking or agreement to which LXP Guarantor is a party or that is binding on LXP Guarantor, or of any contract, undertaking or agreement to which LXP Guarantor is a party or that is binding upon or any of its property or assets, and (ii) the Agreement, with respect to this Joinder, constitutes a legal, valid and binding obligation of LXP Guarantor, enforceable against LXP Guarantor in accordance with its terms, subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally and doctrines of equity affecting the availability of specific enforcement as a remedy.
Within ninety (90) days after the end of each calendar year, LXP Guarantor shall provide to the DK Partner Group a certificate in form reasonably satisfactory to Investor Partner, containing representations confirming that LXP Guarantor satisfies the Net Worth and Liquidity requirements under this Joinder; provided, however, that no such certification shall be required if audited financial statements of LXP Guarantor prepared by a nationally recognized independent public accounting firm registered with the Public Company Accounting Oversight Board in accordance with generally accepted accounting principles in the United States, consistently applied, demonstrating such Net Worth and Liquidity Requirements are filed with the Securities and Exchange Commission or are generally available on LXP Guarantor’s website.
Any payments required to be made by LXP Guarantor pursuant to this Joinder shall be made within five (5) Business Days after written demand by DK Partner Group, or any of them. If it is finally determined pursuant to the Agreement that the LXP Partner Group had no liability with respect to any amounts actually paid by LXP Guarantor hereunder, DK Partner Group shall reimburse LXP Guarantor for all such amounts.
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IN WITNESS WHEREOF, LXP Guarantor has executed this Joinder as of the Effective Date.
LXP GUARANTOR:
[•],
a [•]

By:
Name:
Title:

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Form of DK Guarantor Joinder
JOINDER BY DK GUARANTOR
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of [•] (individually or collectively, as the context requires, “DK Guarantor”), hereby absolutely, unconditionally and irrevocably jointly and severally guarantees to the LXP Partner Group (as defined in the Agreement (as defined below)), and each of them, that all indemnification, defense and hold harmless obligations of the DK Partner Group (as defined in the Agreement) under the Limited Partnership Agreement of NNN Office JV, L.P., dated as of August 31, 2018, as the same may be amended from time to time in accordance with the terms thereof (such agreement, the “Agreement”) will be timely satisfied. In addition, DK Guarantor shall fully and promptly pay, upon written demand of LXP Partner Group, or any of them, all reasonable, out-of-pocket, third-party costs and expenses, including reasonable fees and out-of-pocket expenses of attorneys and expert witnesses, incurred by LXP Partner Group as a prevailing party in enforcing its rights under this Joinder. Capitalized terms used in this Joinder and not otherwise defined herein shall have the same meanings as set forth in the Agreement. DK Guarantor represents that DK Guarantor will derive substantial benefits from the entry by the LXP Partner Group into the Agreement and the transactions contemplated thereby and acknowledges that DK Guarantor’s execution of this Joinder is a material inducement and condition to the LXP Partner Group’s execution of the Agreement. DK Guarantor shall not have the right to assign any of its rights or obligations under this Joinder without the consent of the LXP Partner Group. DK Guarantor agrees to at all times maintain an aggregate Liquidity of at least Twenty Million Dollars ($20,000,000) and an aggregate Net Worth of at least One Hundred Million Dollars ($100,000,000).
This Joinder and DK Guarantor’s obligations hereunder are a continuing and irrevocable obligation of each DK Guarantor and shall remain in full force and effect until the dissolution of the Partnership in accordance with the Agreement and satisfaction in full of any then outstanding obligations hereunder. Each DK Guarantor’s guaranty and liability under this Joinder are absolute and unconditional and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following: (i) any lack of genuineness, regularity, validity, legality or enforceability, or the voidability of, the Agreement; (ii) the failure of the Partnership, any Subsidiary, any Partner or any Affiliate of any Partner to exercise or to exhaust any right or remedy or take any action against any Person or any collateral or other security available to it; (iii) any amendment or modification of the terms of the Agreement; (iv) any failure or delay of the Partnership, any Subsidiary, any Partner or any Affiliate of any Partner to exercise, or any lack of diligence in exercising, any right or remedy with respect to the Agreement; (v) any dealings or transactions between the Partnership and/or any of the Partners or any of their Affiliates relating to the Agreement, whether or not DK Guarantor shall be a party to or cognizant of the same; (vi) the failure to give DK Guarantor notice of any breach; and/or (vii) any other circumstance that might constitute a legal or equitable discharge or defense available to the Partnership, the DK Partner Group or any of their respective Affiliates, whether similar or dissimilar to the foregoing, other than the defense of (a) payment and performance, or (b) the claim against the DK Partner Group is not due and owing under the terms of the Agreement or that the DK Partner Group has performed. Each DK Guarantor expressly waives the following: (a) notice of acceptance of the Agreement; (b) any

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requirement of promptness, diligence, presentment, protest, notice of dishonor, notice of demand and notice of acceptance; (c) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Joinder, or the interpretation, breach or enforcement of such obligations; and (d) all rights of subrogation and any other claims that it may now or hereafter acquire against the DK Partner Group or any insider that arise from the existence, payment, performance or enforcement of DK Guarantor’s obligations under this Joinder until such time as DK Guarantor’s obligations under this Joinder are performed and paid in full (or this Joinder is terminated). DK Guarantor’s guaranty under this Joinder is a present guaranty of payment and performance and not of collection. Notwithstanding anything to the contrary contained herein, DK Guarantor’s liability shall extend to all amounts and performance of all of its obligations under this Joinder notwithstanding the fact that the Agreement becomes unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding.
Each DK Guarantor hereby represents, warrants and certifies as of the Effective Date to the LXP Partner Group as follows: (i) the execution, delivery and performance under this Joinder by DK Guarantor will not violate any provision of any law, regulation, order or decree of any governmental authority, bureau or agency or of any court binding on DK Guarantor, or of any contract, undertaking or agreement to which DK Guarantor is a party or that is binding on DK Guarantor, or of any contract, undertaking or agreement to which DK Guarantor is a party or that is binding upon or any of its property or assets, and (ii) the Agreement, with respect to this Joinder, constitutes a legal, valid and binding obligation of DK Guarantor, enforceable against DK Guarantor in accordance with its terms, subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally and doctrines of equity affecting the availability of specific enforcement as a remedy.
Within ninety (90) days after the end of each calendar year, Davidson Kempner Capital Management LP (“DKCM”) shall provide to the LXP Partner Group a certificate in form reasonably satisfactory to LXP GP, containing representations confirming that the DK Guarantors satisfy, in the aggregate, the Net Worth and Liquidity requirements under this Joinder.
Any payments required to be made by a DK Guarantor pursuant to this Joinder shall be made within five (5) Business Days after written demand by the LXP Partner Group, or any of them. If it is finally determined pursuant to the Agreement that the DK Partner Group had no liability with respect to any amounts actually paid by a DK Guarantor hereunder, LXP Partner Group shall reimburse DK Guarantor for all such amounts.
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IN WITNESS WHEREOF, each DK Guarantor has executed this Joinder as of the Effective Date.
DK GUARANTOR:
[•],
a [•]

By:
Name:
Title:

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